Exhibit 10.4

RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT is made and entered into as of this 26th day of January, 2000 by and among KEYBANK NATIONAL ASSOCIATION ("KeyBank"), BANK ONE, N.A. ("Bank One"), BANK OF AMERICA, N.A. ("Bank of America"), FIFTH THIRD BANK, WESTERN OHIO ("Fifth Third"), NATIONAL CITY BANK ("National City"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"; KeyBank, Bank One, Bank of America, Fifth Third, National City and Prudential are herein severally and collectively referred to as the "Existing Lenders"), ASSET HOLDINGS COMPANY VI, LLC ("Asset Holdings"), SELCO SERVICE CORPORATION ("Selco") and HUFFY CORPORATION (the "Company")

RECITALS:

A. The Company is indebted to the Existing Lenders, Asset Holdings and Selco on account of loans, promissory notes, leases, credit agreements, reimbursement agreements, swap agreements and other instruments and extensions of credit in principal amounts aggregating in excess of $100,000,000. Events of default exist and remain uncured under the agreements and instruments evidencing substantially all of such indebtedness. Some of such indebtedness has become due by the passage of stated maturity dates.

B. The Company has determined that it requires $140,000,000 in new financing to partially repay the existing indebtedness referred to in Recital A above and to provide working capital to the Company and its subsidiaries.

C. The Company has concurrently herewith entered into a loan and security agreement with Congress Financial Corporation (Central) ("Congress") in favor of the Company and certain of its affiliates providing and subject to the terms therefore for a secured revolving credit facility and letter of credit facility in the original principal amount of up to $100,000,000 at any time outstanding and the Existing Lenders have contemporaneously entered into a term loan agreement with the Company in the amount of $40,000,000, to be funded through the restructuring of certain existing indebtedness owed to the Existing Lenders.

D. In order to obtain this new financing and to avoid the adverse effects of enforcement actions by the Existing Lenders in respect of the existing indebtedness, the Company has requested that the Existing Lenders agree to waive any events of default that exist and remain uncured under the agreements and instruments evidencing the existing indebtedness and to forbear any enforcing of their respective rights to demand and/or enforce payment of the existing indebtedness owed to them. The Existing Lenders have agreed, for the period, to the extent and on and subject to the terms and conditions herein set forth, to, among other things, waive defaults, forbear from demanding payment and enforcing remedies and subordinate their rights to receive payment, in consideration of the agreements of the Company herein provided to, among other things, provide security for and alter the pricing of the existing indebtedness.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. In addition to the other definitions set forth or referred to herein, each of the following terms shall have the respective meaning indicated:

1.1 "Accounts" shall mean, as to each Borrower, all present and future rights of such Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2 "Administrative Agent" means KeyBank as Administrative Agent as provided for under the Agency Agreement.

1.3 "Affiliates" shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of voting securities of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of voting securities or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and  any director or officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.4 "Agency Agreement" means that certain Agency Agreement dated on or about the date hereof among the Existing Lenders, Asset Holdings, Selco, KeyBank as Administrative Agent and KeyBank as Collateral Agent.

1.5 "Agent" has the meaning provided for under the Agency Agreement and includes, without limitation, KeyBank in its capacity as Agent under the Term Loan Agreement and the Security Documents.

1.6 "Asset Sale" shall mean, for any Person, (a) any direct or indirect sale, lease, conveyance or other disposition (including, without limitation, by way of merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such Person in one or series of transactions, of (or any other sale, disposition or other realization upon) any property or assets of such Person or any of its Subsidiaries (including, without limitation, any disposition pursuant to sale and leaseback transactions and any sale or other disposition of outstanding or newly issued shares of Capital Stock or other securities of any of the Subsidiaries of such Person or by any Subsidiary of such Person) and (b) any other sale, disposition or other realization upon any property or assets of such person or any of its subsidiaries; except in each case for sales or other dispositions in the ordinary course of business consistent with current practices of such Person as of the date hereof.

1.7 "Bank One" shall mean, collectively, Bank One, N.A., a national banking association, successor by merger to Bank One, Dayton, N.A. and Bank One Michigan, N.A. as successor by merger to NBD Bank, N.A., and its successors and assigns.

1.8 "Bank One Lease" means that certain Lease and Development Agreement between Asset Holdings and the Company dated May 29, 1996.

1.9 "Bank One Letters of Credit" shall mean, collectively, the letters of credit outstanding on the date hereof issued by Bank One for the account of Huffy and listed on Schedule 1.9 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.10 [Reserved]

1.11 "Borrowers" shall mean, collectively, the following (together with their respective successors and assigns): (a) Huffy Corporation, an Ohio corporation; (b) Royce Union Bicycle Company, an Ohio corporation; (c) Huffy Service First, Inc., an Ohio corporation, also known as Huffy Assembly Solutions; (d) American Sports Design Company, an Ohio corporation, doing business as Airborne Direct; and (e) Washington Inventory Service, a California corporation; sometimes being referred to herein individually as a "Borrower."

1.12 "Borrowing Base" shall have, as to each Borrower, at any time the meaning provided under the Congress Facility.

1.13 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of Illinois or the State of North Carolina, and a day on which Congress is open for the transaction of business.

1.14 "Business Unit Sale" shall mean an Asset Sale consisting of the sale of all or substantially all of the assets of Huffy or any division of Huffy (including the Huffy Sports Company Division of Huffy or the Huffy Bicycle Company Division of Huffy), or the sale of all or substantially all of the assets of any other Borrower or Guarantor, or any other Subsidiary of Huffy, or an Asset Sale consisting of the sale of all or substantially all of the capital stock of any Borrower or Guarantor, or any other Subsidiary of Huffy.

1.15 "Capital Expenditures" shall mean all expenditures for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise and shall include payments in respect of Capital Leases, provided, that, any such expenditure for an amount of less than $5,000 shall not be deemed a Capital Expenditure for purposes hereof.

1.16 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.17 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, limited liability company interests or other equivalents (however designated) of such Person's capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.18 "Cash Equivalents" shall have the meaning ascribed to such term in the Congress Facility.

1.19 "Celina Property" shall mean the approximately fifty-five (55) acres located at 410 Grand Lake Road, Celina, Ohio 45822 owned by Huffy.

1.20 "Change of Control" shall have the meaning ascribed to such term in the Congress Facility.

1.21 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.22 "Collateral" shall mean all property and interests therein of Borrowers and Guarantors in which any of the Borrowers and/or Guarantors shall have granted any lien or security interest to the Collateral Agent or any of the Existing Lenders, Selco and/or Asset Holdings.

1.23 "Collateral Agent" means KeyBank as Collateral Agent as provided for under the Agency Agreement.

1.24 "Congress" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its capacity as collateral agent and administrative agent acting for and on behalf of the Congress Facility Lenders pursuant to the Congress Credit Agreement, and its successors and assigns (including any replacement or successor agent or additional agent acting for and on behalf of the Congress Facility Lenders).

1.25 "Congress Credit Agreement" shall mean, collectively, the Loan and Security Agreement, dated of even date herewith, by and among Congress Facility Lenders and Borrowers and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or any other person to, with or in favor of any Congress Facility Lenders in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Congress Facility).

1.26 "Congress Facility" means the revolving credit facility established by Congress and the Congress Facility Lenders for Borrowers providing, on and subject to the terms thereof, for revolving credit loans and letters of credit by Congress to Borrowers in the original principal amount of up to $100,000,000.

1.27 "Congress Facility Lenders" shall mean, collectively, Congress, in its individual capacity and as agent, and any other financial institutions from time to time party to the Congress Credit Agreement as a lender, and their respective successors and assigns (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Congress Facility or is otherwise party to the Congress Credit Agreement); sometimes being referred to herein individually as a "Congress Facility Lender."

1.28 "Congress Facility Paydown" means partial payment of the principal balances of the Pool Indebtedness resulting from the application by the Existing Lenders of cash proceeds from borrowings by the Company under the Congress Facility in the amount of not less than $29,862,401 that will be paid over to the Existing Lenders for application to the principal balances of the Pool Indebtedness.

1.29 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; (c) and the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, and  (ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.30 "Default" shall have the meaning specified in Section 7 hereof.

1.31 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), provided, that, for purposes of Section 6.14 hereof, the following amounts shall not be considered in the calculation of the EBITDA of Huffy: (i) all non-recurring restructuring charges and reorganization charges related to the restructuring of the Huffy Bicycle Company Division of Huffy (which amounts are included in the earnings set forth in the projections constituting Schedule 5.12 hereto), together with professional fees and expenses related thereto and (ii) refinancing charges (including professional fees and expenses) incurred in connection with the restructuring of the financing arrangements of Huffy with the Term Loan Lenders and Congress and the financing arrangements of Borrowers hereunder, in each case to the extent not amortized as prepaid interest expense.

1.32 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.33 "Equipment" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.34 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.35 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.36 "Excess Availability" shall mean the amount calculated in good faith by the Revolving Loan Agent at any time pursuant to the terms of the Congress Credit Agreement, equal to: (a) the sum of (i) the aggregate amount of the Borrowing Base of Borrowers plus (ii) the aggregate amount of unrestricted cash of Borrowers which is free and clear of any pledge, lien, claim or other encumbrance (other than Liens in favor of Revolving Loan Agent or Collateral Agent) and is immediately available to Borrowers for use for working capital without condition or restriction, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Revolving Loan Debt (as defined in the Intercreditor Agreement), plus (ii) the aggregate amount of all trade payables and other obligations of Borrowers which are more than sixty (60) days past due as of such time (other than trade payables or other obligations which are the subject of a then pending bona fide dispute between a Borrower and the vendor or other obligee to whom such payable or other obligation is owed to the extent Revolving Loan Agent has been advised of such dispute).

1.37 "Excluded Property" shall mean (a) the following assets of Borrower and Guarantors as to which Agent is being granted a security interest and lien pursuant to the terms hereof but has not as of the date hereof necessarily taken all required actions in order to perfect its security interests and liens: (i) the Real Property of Washington at 7130-7150 El Cajon Boulevard, San Diego, California 92115, (ii) motor vehicles, (iii) the Capital Stock of the existing Subsidiaries of Huffy as of the date hereof which are not incorporated in any jurisdiction in the United States of America, (iv) the Inventory and Equipment located in Mexico, provided, that, in no event shall Inventory and Equipment having a value of more than $8,000,000 be located at any time in Mexico, (v) certain portable scanning equipment, personal computers, other hand-held or mobile personal equipment and related accessories and tools to the extent used by employees of Huffy Service and Washington in the ordinary course of business at customer's locations, to the extent such locations are not in jurisdictions where a financing statement has been filed by Agent, and (vi) Equipment consisting of equipment, furniture and fixtures of Washington at leased locations to the extent such locations are in jurisdictions where a financing statement has not been filed by Agent and (b) the Celina Property and the Harrisburg Property. The foregoing shall not be construed as a waiver of any claims or rights of Agent or any Lender with respect to any of the assets described in this definition or to limit or affect the rights of Agent to at any time take such action as Agent may require, or to require any Borrower or Guarantor to take such action, so as to preserve, protect or establish the security interest, lien, claim or other interest of Agent or any Lender in such assets (whether pursuant to Section 6.22 hereof or otherwise).

1.38 "Existing Indebtedness" means all Indebtedness of the Company, both existing on the date hereof and hereafter accruing or arising, to any one or more of the Existing Lenders, Asset Holdings and/or Selco arising under or on account of (i) the Credit Agreement among the Company, KeyBank as Agent, KeyBank, Bank One and Bank of America (or predecessors in interest thereof) dated April 21, 1992, as amended, together with promissory notes issued pursuant thereto, (ii) a Line of Credit Agreement dated April 30, 1999 between the Company and Fifth Third and a $10,000,000 Note dated April 30, 1999 issued by the Company to Fifth Third, (iii) a Promissory Note in the amount of $20,000,000 dated April 29, 1998 issued by the Company to National City, (iv) the Prudential Obligations, (v) the Reimbursement Obligations, (vi) the KeyBank Lease, (vii) the Bank One Lease and (viii) certain swap agreements; the amounts of the Existing Indebtedness as of the date of this Agreement are set forth on Exhibit A hereto.

1.39 "Farmington Bond Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Farmington Lease; (b) the Farmington Bond Guarantee; (c) the Bond Purchase Agreement, dated August 1, 1994, between the City of Farmington, Missouri and Prudential; (d) the Farmington Bonds; (e) the Assignment of Rental Payments, dated as of August 1, 1994, by the City of Farmington, Missouri in favor of Prudential; (f) the Escrow Agreement, dated as of August 1, 1994, between the City of Farmington, Missouri and KeyBank National Association (successor by merger with Society National Bank), as escrow agent; and (g) all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor in connection with any of the foregoing.

1.40 "Farmington Bonds" shall mean, collectively, the City of Farmington, Missouri Industrial Development Revenue Bonds (Huffy Corporation Project) Series 1994 issued by the City of Farmington, Missouri in the original principal amount of $20,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.41 "Farmington Bond Guarantee" shall mean the Guarantee Agreement, dated August 1, 1994, issued by Huffy in favor of Prudential, as the holder of the Farmington Bonds, with respect to the obligations of the City of Farmington, Missouri pursuant to the Farmington Bonds, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.42 "Farmington Lease" shall mean the Lease Agreement, dated as of August 1, 1994, between the City of Farmington, Missouri, as lessor and Huffy, as lessee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.43 "Financing Agreements" shall mean, collectively, this Agreement, the Term Loan Agreement, the Congress Facility, the Security Documents, and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with any of the foregoing, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.44 "Funded Pool Indebtedness"shall mean the amounts of indebtedness set forth in the column captioned "Stub" under "New Allocation" on Exhibit A, adjusted from time to time to reflect payments made in respect of such indebtedness and increases in the amounts thereof resulting from advances made in respect of the letter of credit.

1.45 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, if any change in generally accepted accounting principles after the date hereof affects the calculation of compliance with the financial covenants in Section 6.14 hereof, Huffy may by notice to Agent, or Agent may, by notice to Huffy require that such covenants thereafter be calculated in accordance with generally accepted accounting principles as in effect and applied by Guarantor immediately before such change in generally accepted accounting principles occurred. If such notice is given, the financial statements delivered pursuant to Section 6.7 hereof after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

1.46 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.47 "Guarantors" shall mean collectively, the following (together with their respective successors and assigns): (a) Huffy Risk Management, Inc., an Ohio corporation; (b) Huffy Brands Company, an Ohio corporation; (c) HCAC, Inc., an Ohio corporation, formerly known as True Temper Hardware Company; (d) Hufco-Delaware Company, a Delaware corporation, formerly known as Gerry Baby Products Company; and (e) Huffy Sports, Inc., a Wisconsin corporation, formerly known as Gerry Wood Products Company.

1.48 "Harrisburg Property" shall mean the approximately 16.14 acres at 1500 South Cameron Street, Harrisburg, Pennsylvania 17105 owned by HCAC, Inc., a portion of which is leased to TTHA Corp.

1.49 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons, flammable explosives, friable asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents) and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.50 "Hedging Obligations" shall mean, with respect to any Person, the obligations of such Person under any of the following agreements or arrangements to the extent that the primary purpose thereof is the reduction of risk for fluctuations in interest rates or currency or commodity values relating to its customary business and not for speculative purposes: (a)  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values.

1.51 "Huffy" shall mean Huffy Corporation, an Ohio corporation, and its successors and assigns.

1.52 "Indebtedness" shall mean, with respect to any Person, any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services other than ordinary course compensation to employees (except any such balance that constitutes an account payable to a trade supplier in the ordinary course of business of such Person in connection with obtaining goods, materials or services, to the extent such balance is not more than ninety (90) days past due); (c) all Capital Leases; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to bonds, letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any security interest in, or mortgage or lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) constituting Hedging Obligations.

1.53 "Intellectual Property" shall mean, as to each Borrower, such Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

1.54 "Intercreditor Agreement" shall mean the Intercreditor and Subordination Agreement, dated on or about the date hereof, by and among Congress, the Existing Lenders, Selco and Asset Holdings, as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.55 "Inventory" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.56 "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs, (b) interest paid in property other than cash and (c) any other interest expense not payable in cash.

1.57 "KeyBank Lease" shall mean the lease between Selco and the Company dated December 29, 1993.

1.58 "KeyBank Letters of Credit" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Irrevocable Standby Letter of Credit No. S98/95595, dated September 2, 1998, issued by KeyBank for the account of Huffy in the face amount of $6,250,000 payable to Lumbermans Mutual Casualty Company, American Motorists Insurance Company, American Manufacturers Mutual Insurance Company, America Protection Insurance Company and National Loss Control Service Corporation; (b) Irrevocable Standby Letter of Credit No. S98/95594, dated as of August 25, 1998, issued by KeyBank for the account of Huffy in the face amount of $8,500,000 payable to Travelers Indemnity Company; and (c) Irrevocable Standby Letter of Credit No. S98/95593, dated as of August 19, 1998, issued by KeyBank for the account of Huffy in the face amount of $1,280,000 payable to Insurance Company of North America.

1.59 "Lenders" shall mean the Existing Lenders, Selco, Asset Holdings and their respective successors and assigns; sometimes being referred to herein individually as a "Lender".

1.60 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either issued or opened by KeyBank, Bank One or under the Congress Facility for the account of any Borrower or with respect to which Congress has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer; sometimes being referred to herein individually as a "Letter of Credit Accommodation."

1.61 "Loans" shall mean the loans made to or for the benefit of any Borrower under the Congress Facility.

1.62 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance, operations or properties of Borrowers and Guarantors taken as a whole or the Huffy Bicycle Company Division of Huffy, Royce and American, taken as a whole or any other Borrower or (b) the legality, validity or enforceability of this Agreement, the Term Loan Agreement and/or any of the Security Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent or any Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral of any Borrower (taken as a whole) or the value of the Collateral; (e) the ability of Borrowers to repay the Obligations or of any Borrower to perform its obligations under this Agreement, the Term Loan Agreement and/or any of the Security Documents; or (f) the ability of Agent or any Lender to enforce the Obligations enforceable by or owed to the Agent or such Lender or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent or any Lender under this Agreement, the Term Loan Agreement and/or any of the Security Documents.

1.63 "Miamisburg Headquarters Lease" shall mean the Lease Agreement, dated December 29, 1993, by and between Huffy, as lessee, and Selco Service Corporation, as lessor, with respect to the premises of Huffy at 225 Byers Road, Miamisburg, Ohio 45342, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.64 "Net Available Proceeds" shall mean the aggregate cash proceeds received by any Borrower, Guarantor or other Subsidiary of Huffy from any Asset Sale,

(a) net of the direct costs incurred specifically with respect to such Asset Sale consisting of legal, accounting and investment banking fees, sales commissions, title and recording tax expenses, and

(b) net of all payments required to be made by such Borrower, Guarantor or Subsidiary, as the case may be, on any indebtedness (other than the Obligations and the Term Loan Debt) secured by a valid and perfected security interest on the assets subject to such Asset Sale which has priority over the Liens of Revolving Loan Agent, Term Loan Agent or any Term Lender Lessor therein, and

(c) net of any portion of the proceeds from such Asset Sale required under the terms of such sale to be held in escrow to be used to pay liabilities of such Borrower, Guarantor or other Subsidiary, as the case may be, relating to the assets subject to such Asset Sale; provided, that, immediately upon the release of any funds from such escrow to any Borrower, Guarantor or other Subsidiary, as the case may be, such amount so released shall constitute Net Available Proceeds, and

(d) net of all Federal, State, foreign and local taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax arrangements), provided, that, in the case of a Business Unit Sale to the extent such taxes are not payable upon the effectiveness of such Business Unit Sale, (i) an amount equal to the good faith estimate thereof of independent certified public accountants acceptable to Revolving Loan Agent and Term Loan Agent shall be set aside from the proceeds and held in escrow to be used only to pay such taxes, (ii) upon the request of Revolving Loan Agent or Term Loan Agent, at the end of any tax year or upon any Business Unit Sale, the estimate of the amount of such taxes shall be reviewed by the independent certified public accountants) acceptable to Term Loan Agent and Revolving Loan Agent and the amount held in escrow adjusted to reflect the estimate established pursuant to such review, if necessary, (iii) upon the payment of such taxes (or as the Term Loan Agent and Revolving Loan Agent may both agree) or any reduction in the amount of the funds held in escrow, the amount remaining in such escrow, or the amount of the reduction, as the case may be, shall constitute Net Available Proceeds and shall be applied to the Obligations and the Term Loan Debt in accordance with the terms of the Intercreditor Agreement, and (iv) on June 30, 2001 or such later date as Term Loan Agent and Revolving Loan Agent may both agree, to the extent any amounts then remain in such escrow, (A) the amounts then held in escrow shall be released, (B) the amounts then held in escrow shall constitute Net Available Proceeds and (C) such amounts shall be applied to the Obligations and the Term Loan Debt in accordance with the terms of the Intercreditor Agreement, and

(e) net of severance obligations to non-senior management employees of the Division or Borrower, Guarantor or other Subsidiary, as the case may be, whose assets or Capital Stock are subject to such Asset Sale and amounts payable to senior management employees of such Division, Borrower, Guarantor or other Subsidiary, as the case may be, upon such sale under retention agreements with such senior management employees; provided, that, (i) such retention arrangements shall only be entered into with the persons included on a list provided to Term Loan Agent and Revolving Loan Agent on or before the date hereof, (ii) the terms of any such retention agreement severance obligations shall be substantially consistent with the terms of similar agreements and severance policies used by Huffy in connection with prior sales of business units and (iii) the aggregate amount of such severance obligations and amounts payable under such retention agreements shall not exceed the amount allowed for such obligations set forth in Section 1.28(e) of the Intercreditor Agreement to be paid from the Net Available Proceeds from such Asset Sale (including in such calculation the amounts subject to this clause (e)).

(f) net of (i) customary contingent indemnification liabilities to the purchaser in transactions of such type and (ii) premiums payable for insurance to cover liabilities retained by such Borrower, Guarantor or other Subsidiary, as the case may be, relating to the assets subject to such Business Unit Sale with respect to environmental remediation liabilities and/or product liability claims (the liabilities and premiums described in clauses (i) and (ii) above being referred to collectively as the "Contingent Liabilities"), provided, that, the aggregate amount of Contingent Liabilities of any borrower, Guarantor or other Subsidiary in connection with any such Business Unit Sale shall not exceed the applicable amount specified in Exhibit E of the Intercreditor Agreement.

Net Available Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted to cash or other immediately available funds. Any instruments issued to any Borrower, Guarantor or other Subsidiary, as the case may be, as part of the consideration for such Asset Sale shall be delivered to Revolving Loan Agent, Term Loan Agent or the applicable Term Lender Lessor, as the case may be, who under the terms of the Intercreditor Agreement would be entitled to first receive the payments on such instrument under the terms of the Intercreditor Agreement.

1.65 "Obligations" shall mean any and all of the following: (a) the Existing Indebtedness and the Indebtedness provided for under the Term Loan Agreement, the Security Documents and this Agreement; and (b) Loans and Letter of Credit Accommodations under the Congress Facility and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to any of the Congress Facility Lenders under the Congress Facility, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent, any Lender or any of the Congress Facility Lenders.

1.66 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantor), other than a Borrower.

1.67 "Permits" shall have the meaning set forth in Section 6 hereof.

1.68 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.69 "Pool Indebtedness" means the Existing Indebtedness, other than the KeyBank Lease and the Bank One Lease, after giving effect to the Congress Facility Paydown and the Term Loan Paydown.

1.70 "Prudential" shall mean The Prudential Insurance Company of America, a New Jersey corporation, and its successors and assigns.

1.71 "Prudential Obligations" shall mean the indebtedness and obligations of the Company under a Guarantee Agreement dated as of August 1, 1994 issued by the Company and held by Prudential as the holder of the Bonds therein described.

1.72 "Real Property" shall mean, as to each Borrower, all now owned and hereafter acquired real property of such Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.73 "Receivables" shall mean: (a) all Accounts; (b) all amounts at any time payable to any Borrower in respect of the sale or other disposition by any Borrower of any Account or other obligation for the payment of money; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with any Account; and (e) all other contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choices in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower in connection with the termination of any employee benefit plan and any other amounts payable to any Borrower from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower is beneficiary).

1.74 "Records" shall mean, as to each Borrower, all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

1.75 "Reimbursement Obligations" shall mean the obligations of the Company to KeyBank and Bank One under agreements entered into by the Company with such banks to reimburse such banks for all drawings and other amounts paid and liabilities incurred in respect of certain standby and documentary letters of credit issued for the account of the Company

1.76 "Remaining Indebtedness" means the balance of the Existing Indebtedness that remains outstanding after the Congress Facility Paydown and the Term Loan Paydown are effected.

1.77 "Required Lenders" shall mean, at any time, Lenders to whom at least sixty-six and two-thirds percent (66.67%) of the total of the following Indebtedness is owed: (a) the then-outstanding Funded Pool Indebtedness, (b) all Reimbursement Obligations relating to all undrawn portions of the Bank One Letters of Credit and the KeyBank Letters of Credit, and (c) the then-outstanding aggregate amounts of the Notes (as defined in the Term Loan Agreement). The portion of the Indebtedness described in clauses (a) and (b) of the preceding sentence attributable to drawn and undrawn amounts under the Bank One Letters of Credit and the Key Bank Letters of Credit ("L/C Debt") allocated to each Lender for purposes of determining the percentage of the total amount of all of the Indebtedness described in clauses (a), (b) and (c) above held by the Lender shall be the then-outstanding amount of the participations in the L/C Debt held by the Lender and, in the cases of KeyBank and Bank One, the respective then- outstanding amounts of the L/C Debt held by each of them after giving effect to the participations held by the other Lenders. Each Lender holding a participation shall be entitled to vote the Indebtedness attributable to such participation.

1.78 "Restructuring Agreement" shall mean this Agreement, including, as it may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.79 "Revolving Loan Agent" shall mean Congress, in its capacity as administrative and collateral agent acting for and on behalf of the Congress Facility Lenders pursuant to the Congress Credit Agreement and its successors and assigns (including any replacement or successor agent or any additional agent acting for and on behalf of Congress Facility Lenders).

1.80 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.81 "Security Documents" means the agreements and instruments referred to in Sections 4.2(iv) through (xiv) hereof, inclusive.

1.82 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a)  is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, to the best of such Person's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.83 "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one ore more Subsidiaries of such Person.

1.84 "Sussex Lease" shall mean the Lease and Development Agreement, dated May 29, 1996, between Asset Holdings and Huffy, with respect to the premises of Huffy at N53 W24700, S. Corporate Circle, Sussex, Wisconsin 53089, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.85 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

1.86 "Term Lender Lease Debt" shall mean the Term Loan Debt owing to Selco or KeyBank arising pursuant to the Miamisburg Headquarters Lease, the Term Loan Debt owing to Asset Holdings or Bank One arising pursuant to the Sussex Lease and the Term Loan Debt owing to Prudential (as assignee of the City of Farmington, Missouri) arising pursuant to the Farmington Lease.

1.87 "Term Lender Lease Priority Collateral" shall mean Real Property of Borrower and fixtures related thereto subject to the Farmington Lease, the Miamisburg Headquarters Lease and the Sussex Lease.

1.88 "Term Loan" means the term loan in the amount of $40,000,000 by the Existing Lenders to the Company and certain of its subsidiaries representing the restructuring of a portion of the Pool Indebtedness.

1.89 "Term Loan Agent" shall mean KeyBank National Association, a national banking association, in its capacity as collateral agent acting for and on behalf of the Term Loan Lenders pursuant to the Term Loan Agreement, this Agreement, the Security Documents and the other Term Loan Lender Agreements, and its successors and assigns (including any replacement or successor agent or additional agent acting for and on behalf of the Term Loan Lenders).

1.90 "Term Loan Agreement" means the Credit Agreement by and among the Company and certain of its Subsidiaries, the Existing Lenders and the Agent dated as of January 24, 2000.

1.91 "Term Loan Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or Guarantor to any Term Loan Lender, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Term Loan Lender Agreements to the extent permitted under Section 6.10 hereof and consisting of the Term Lender Lease Debt, the Term Loan Senior Debt and the Term Loan Subordinated Debt. Without limiting the generality of the foregoing, the Term Loan Debt shall include all existing and future obligations, liabilities and indebtedness of Borrower, contingent or otherwise, (a) to KeyBank arising pursuant to or in connection with the KeyBank Letters of Credit; (b) to KeyBank and/or Selco arising pursuant to or in connection with the Miamisburg Headquarters Lease; (c)  to Bank One or Asset Holdings arising pursuant to or in connection with the Sussex Lease; (d) to Bank One pursuant arising pursuant to or in connection with the Bank One Letters of Credit; and (e) to Prudential arising pursuant to or in connection with the Farmington Lease, the Farmington Bonds Guarantee or otherwise with respect to the Farmington Bonds.

1.92 "Term Loan Intangibles" shall mean all of the following assets of Borrowers, whether now owned or hereafter acquired: contracts, contract rights, leases, licenses and general intangibles relating to the Intellectual Property, Equipment and Real Property, including, without limitation, all service agreements (including utility services and supply agreements), permits and licenses, operating agreements, equipment and real property leases and contract rights, choses in action or causes of action or claims with respect to Equipment or Real Property, instruments or chattel paper which evidences a payment for Equipment or Real Property sold by any Borrower, documents which evidence rights to Equipment or Real Property, guaranty or warranty claims with respect to Equipment or Real Property, and the proceeds of all of the foregoing.

1.93 "Term Loan Lender Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Term Loan Agreement; (b) the Restructuring Agreement; (c) the Term Loan Senior Notes; (d) the Miamisburg Headquarters Lease; (e) the Sussex Lease; (f) the Farmington Lease; (g) the Farmington Bonds Guarantee; (h) the agreements of Huffy with KeyBank with respect to the KeyBank Letters of Credit; (i) the agreements of Huffy with Bank One with respect to the Bank One Letters of Credit; (j) the agreements, documents and instruments set forth on Schedule 1.93 hereto; and (l) all other agreements, documents and instruments at any time executed and/or delivered by any Debtor with, to or in favor of any Term Loan Lender in connection therewith or related thereto; sometimes being referred to herein individually as a "Term Loan Lender Agreement".

1.93 "Term Loan Lenders" shall mean, collectively, the following and their respective; successors and assigns (a) KeyBank in its individual capacity and as Term Loan Collateral Agent; (b) Bank One; (c) Bank of America; (d) Fifth Third; (e) National City; (f) Selco; (g) Asset Holdings and (h) Prudential; sometimes each being referred to herein individually as a "Term Loan Lender".

1.94 "Term Lender Lessors" shall mean, collectively, the following (and their respective successors and assigns): (a) Selco Service Corporation, an Ohio bank service corporation; (b) Asset Holdings Company VI, LLC, a Massachusetts limited liability company; and (c) The Prudential Insurance Company of America, a New Jersey corporation; sometimes being referred to herein individually as a "Term Lender Lessor".

1.95 "Term Loan Paydown" means the partial refinancing of the principal balances of the Pool Indebtedness resulting from the Term Loan in the amount of $40,000,000 (it being specifically understood and agreed that (i) the acceptance of a Note (as such term is defined in the Term Loan Agreement) by Prudential does not constitute a payment for purposes of the Farmington Bonds, the Farmington Bonds Guarantee or the Farmington Lease and (ii) to the extent Prudential receives any cash payment from the Congress Facility Paydown and/or with respect to the principal balance of the Note any such payment shall reduce on a dollar-for-dollar basis the principal amount of the Farmington Bonds and accordingly the Company's obligations under the Farmington Lease and Farmington Bond Guarantee).

1.96 "Term Loan Priority Collateral" shall mean the Intellectual Property, the Equipment, the Real Property and the Term Loan Intangibles; provided, that, the Term Loan Priority Collateral shall not include the Term Lender Lease Priority Collateral.

1.97 "Term Loan Senior Debt" shall mean the Term Loan Debt in the original aggregate principal amount of $40,000,000 evidenced by or arising pursuant to the Term Loan Senior Notes.

1.98 "Term Loan Senior Notes" shall mean, collectively, the Term Loan Senior Notes, each dated of even date herewith, issued by Huffy payable to each Term Loan Lender, in the aggregate original principal amount of $40,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.99 "Term Loan Subordinated Debt" shall mean the Term Loan Debt in the original aggregate principal amount of $27,134,417 subject to the terms and conditions of the Restructuring Agreement and including the Term Loan Debt arising pursuant to the contingent reimbursement obligations of Huffy to (i)KeyBank in respect of the KeyBank Letters of Credit and (ii) Bank One in respect of the Bank One Letters of Credit.

1.100 "Value" shall mean, with respect to Inventory of each Borrower, the lower of  cost computed on a first-in-first-out cost basis in accordance with the historical practices of such Borrower previously disclosed to Agent and in accordance with GAAP or market value in accordance with GAAP, as determined by such Borrower in its good faith judgment so long as the final determination is acceptable to Agent.

Terms not defined herein that are defined in the Congress Facility shall have the respective meaning therein ascribed to them.

2. The Existing Indebtedness.

2.1 Acknowledgment of Validity, Defaults, Amounts, etc.. The Company hereby absolutely and unconditionally warrants and acknowledges that (i) all and each portion of the Existing Indebtedness constitutes a valid and binding obligation of the Company, (ii) certain portions of the Existing Indebtedness have become due by the passage of the stated maturity dates applicable thereto, (iii) one or more defaults or events of default exist and remain uncured under each of the agreements and/or instruments evidencing the Existing Indebtedness, the Existing Lenders have not, except as provided in this Agreement, waived any such defaults or events of default and each of the Existing Lenders has, except as otherwise herein provided, the right to demand and enforce payment in full of all of the Existing Indebtedness held by such Existing Lender, (iv) the Company has no defenses, setoffs, recoupments or other grounds of defense, subordination or avoidance, in whole or in part, with respect to the obligations comprising the Existing Indebtedness and (v) the principal balances of the Existing Indebtedness set forth on Exhibit A are true and accurate as of the respective dates indicated and all interest and other charges that have been accrued, billed and/or paid have been properly charged and correctly computed.

2.2 Relationship to Agreements and Instruments Governing Existing Indebtedness. This Agreement shall not affect or impair the validity of any Agreement or instrument evidencing or relating to any Existing Indebtedness, and the Company hereby ratifies and confirms all such agreements and instruments. All such agreements and instruments are and shall remain in full force and effect and shall be enforceable in accordance with their respective terms except only in the manner and to the extent inconsistent with the provisions of this Agreement. (It is expressly understood and agreed, however, that all commitments of the Existing Lenders to make loans or extend credit provided for under the agreements and instruments evidencing the Existing Indebtedness are hereby terminated). During the period described in Section 3.2, the agreements, representations, warranties and covenants set forth in this Agreement shall control over and supersede the agreements, representations, warranties and covenants set forth in the agreements and instruments evidencing the Existing Indebtedness, except that all provisions of the Key Bank Lease, the Bank One Lease and the Farmington Bond Agreements relating to consents of KeyBank, Selco, Asset Holdings and/or Prudential, as the case may be, required for the sale, lease or other disposition of the leased property subject to such agreements and the rights and interests of KeyBank, Selco, Bank One, Asset Holdings and/or Prudential, as the case may be, in such leased property shall not be altered or amended by this Agreement. Thereafter, all provisions of this Agreement shall continue in full force and effect and the rights and remedies of the Existing Lenders, Asset Holdings and Selco hereunder shall be in addition to their respective rights and remedies under the agreements and instruments evidencing the Existing Indebtedness. In all cases of inconsistency between the provisions of the agreements and instruments evidencing the Existing Indebtedness and the provisions of this Agreement, the provisions of this Agreement shall control. This Agreement does not constitute a novation of any Agreement or instrument evidencing any Existing Indebtedness. The relationship between the Existing Lenders and the Company is and shall remain solely that of creditors and debtor and neither this Agreement nor any of the transactions herein provided for or described shall establish any form of joint venture or other relationship between the Company and the Existing Lenders other than that of debtor and creditor.

2.3 Releases. The Company hereby, absolutely and unconditionally releases and forever discharges each and all of the Existing Lenders, Asset Holdings, Selco and their respective predecessors, successors, shareholders, directors, assigns, employees, agents, counsel and/or advisors, past and present ("Releasees"), from any and all claims, demands, damages, causes of action, liabilities, losses, costs and expenses known or unknown that the Company had or may have had on or before the date hereof or may in the future claim to have had on or before the date hereof against any one or more Releasees based on or arising out of the Existing Indebtedness, any transactions and/or agreements relating thereto, any decision to advance or refuse to advance funds, and/or any acts or omissions of any of the Releasees relating in any way to any Existing Indebtedness, any such transactions and/or agreements, and/or any other lending or banking relationship with the Company.

3. The Remaining Indebtedness.

3.1 Consent to Congress Facility Paydown, Term Loan Paydown and Allocations and Applications Thereof. The Company unconditionally and irrevocably consents and agrees to the Congress Facility Paydown and the Term Loan Paydown and the Company and the Existing Lenders agree to the following allocations and applications of the proceeds of the Congress Facility Paydown and the Term Loan Paydown: (i) the Congress Facility Paydown will be allocated among the Existing Lenders in the manner set forth in column G of Exhibit A, (ii) that each Existing Lender will apply the portion of the Congress Facility Paydown so received exclusively to the portion of the Funded Pool Indebtedness specified in column B of Exhibit A which is held by such Existing Lender, (iii) the Existing Lenders will allocate the Term Loan in the manner set forth under the "New Allocation" section of Exhibit A, and (iv) that each Existing Lender will apply the proceeds of the portion of the Term Loan made by such Existing Lender to the funded portion of the Pool Indebtedness held by such Existing Lender. The Company further agrees that the Existing Lenders may purchase and sell participations in the Reimbursement Obligations in the respective amounts set forth under the "New Allocation" section of Exhibit A and otherwise on such terms as the Existing Lenders may from time to time agree.

3.2 Waiver Period. The Existing Lenders, Asset Holdings and Selco agree, on and subject to the terms hereof, to waive any and all defaults under any Agreement or instrument evidencing or relating to any of the Existing Indebtedness (other than this Agreement, the Term Loan Agreement and/or the Security Documents) and to forbear from enforcing their respective rights to demand and/or enforce payment of the Remaining Indebtedness for the period beginning on the date hereof and ending on the earlier of (i) the occurrence of any one or more of the events described in Section 1.57 (b) of the Intercreditor Agreement or (ii) June 30, 2001. Notwithstanding the foregoing, or any other provision of this Agreement, in no event shall any waiver or consent of the Existing Lenders with respect to the Congress Credit Agreement and the other agreements, documents and instruments contemplated by the Congress Facility be revocable or terminable at any time.

3.3 Letters of Credit for Workers' Compensation Obligations. The Existing Lenders agree, notwithstanding any Default hereunder, to the extent of their respective pro rata participations in the Reimbursement Obligations associated with such letters of credit, to renew or extend letters of credit issued by KeyBank prior to the date hereof to secure workers' compensation obligations of the Company for periods ending on or before June 30, 2001 in aggregate amounts equal to the lesser of (i) $16,030,000 and (ii) the aggregate amount of the Company's workers' compensation exposure as determined at the time by the Company's insurers based on standard, customary practices and actuarial assumptions used in estimating such exposure. The Company agrees to make reasonable efforts to reduce the amounts required for such letters of credit.

3.4 Pricing.

a. Certain Remaining Indebtedness. Notwithstanding contrary provisions of the agreements governing the Remaining Indebtedness, the Company agrees that all of the Remaining Indebtedness except (i) the portion of the Reimbursement Obligations relating to undrawn amounts under the letters of credit to which such Reimbursement Obligations relate, (ii) the Prudential Obligations, (iii) the KeyBank Lease and (iv) the Bank One Lease, will bear interest from and after the date hereof at a rate of twenty-four percent (24.00%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed and payable as hereinafter set forth in Section 3.5, in lieu of the rate(s) applicable under the agreements or instruments governing such Remaining Indebtedness, provided, however, that if such Remaining Indebtedness has been finally and unconditionally repaid in full in cash by any of the dates set forth below, then the interest rate set forth above shall be adjusted to the rate set forth opposite such date, effective from and after the date of this Agreement:

Repayment Date	Adjusted Interest Rate
June 30, 2000	12.00%
September 30, 2000	15.00%
December 31, 2000	18.00%
March 31, 2001	21.00%

b. The Reimbursement Obligations. Notwithstanding contrary provisions of the agreements governing the Reimbursement Obligations, the Company agrees that all of the Reimbursement Obligations for all undrawn portions of the letters of credit to which they relate will bear interest from and after the date hereof at the rate of 1.50 percent (1.50%) per annum until September 30, 2000 and at a rate of 3.00 percent (3.00%) per annum thereafter, computed in all cases on the basis of a 360 day year for the actual number of days elapsed and payable as hereinafter set forth in Section 3.5, in lieu of the rate(s) applicable under the agreements governing the Reimbursement Obligations. In addition, administration fees of .375 percent (0.375%) per annum (the "L/C Administration Fees") shall be charged by KeyBank and Bank One in respect of the entire amounts of the letters of credit to which the Reimbursement Obligations relate, computed on the basis of a 360 day year for the actual number of days elapsed and payable as hereinafter set forth in Section 3.5. If any drawings are made on the letters of credit, the amounts so advanced by KeyBank and/or Bank One shall bear interest from and after the date of the advance at the rates provided for in Section 3.4(a) above. It is understood and agreed that all fees paid by the Company to KeyBank or Bank One in respect of the KeyBank Letters of Credit or the Bank One Letters of Credit prior to the date hereof shall be solely for the account of KeyBank or Bank One, respectively, shall not be refundable and shall not reduce or be a credit against any of the amounts required to be paid by the Company hereunder.

c. The Prudential Obligations. Notwithstanding contrary provisions of the agreements governing the Prudential Obligations, the Company agrees to pay to Prudential a fee in an amount equal to (i) the amount determined pursuant to the next sentence less (ii) all interest, if any, paid to Prudential by or for the account of the City of Farmington, Missouri, in respect of the "Bonds" as defined in the Prudential Guaranty in respect of periods from and after the date hereof.

The amount referred to in subclause (i) of the preceding sentence shall equal the amount obtained by applying to the principal amount of the Prudential Obligations from time to time outstanding from and after the date hereof a rate of twenty-four percent (24.00%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed and payable as hereinafter set forth in Section 3.5, provided, however, that if all of the Remaining Indebtedness described in Section 3.4(a) and the Prudential Obligations have been finally and unconditionally repaid in full in cash by any of the dates set forth below, then the rate set forth above shall be adjusted to the rate set forth opposite such date, effective from and after the date of this Agreement:

Repayment Date	Adjusted Interest Rate
June 30, 2000	12.00%
September 30, 2000	15.00%
December 31, 2000	18.00%
March 31, 2001	21.00%

d. The KeyBank Lease and the Bank One Lease. Notwithstanding contrary provisions of the KeyBank Lease and the Bank One Lease, the rental rates under both such leases shall be adjusted to reflect a per annum interest rate equal to (i) the prime rates of KeyBank and Bank One, respectively, from time to time in effect plus 50 basis points through the period from the date hereof through June 30, 2001 and (ii) the prime rates of KeyBank and Bank One, respectively, from time to time in effect plus 200 basis points for the period subsequent to June 30, 2001 until maturity, in each case computed on the basis of a 360 day year for the actual number of days elapsed; provided, however, that the rental rates under either lease will be adjusted, to the extent necessary, to reflect a per annum interest rate equal to the prime rates of KeyBank and Bank One, respectively, from time to time in effect plus 50 basis points in the event the interest of the lessee under the lease is sold to a purchaser acceptable to the lessor. In all cases, changes in the interest rate shall occur immediately upon any change in the prime rate and the rental payments shall be adjusted to reflect each change in the prime rate.

3.5 Payment of Interest and Fees. In addition to all other amounts required to be paid by the Company, the Company agrees to pay the following:

Beginning February 1, 2000 and continuing on the first day of each month thereafter until the Remaining Indebtedness has been paid in full or the waiver period ends, whichever occurs first, the Company shall pay in cash to the Administrative Agent for the benefit of the Existing Lenders

a. an aggregate amount on account of interest and fees on the Remaining Indebtedness (other than the Reimbursement Obligations in respect of undrawn portions of letters of credit, the KeyBank Lease and the Bank One Lease) determined by applying to the total principal balances of such Remaining Indebtedness from time to time outstanding a per annum rate of 12.00 percent per annum, increased cumulatively by 25 basis points effective on the first day of each successive calendar quarter commencing with the quarter beginning July 1, 2000;

b. Interest on Reimbursement Obligations representing the undrawn portions of letters of credit and the L/C Administration Fees relating to the Reimbursement Obligations in the full amounts accruing thereon; and

c. All regularly scheduled payments required under the KeyBank Lease and the Bank One Lease, as adjusted pursuant to Section 3.4(d) above and including monthly principal amortization.

From and after the end of the waiver period, all interest and fees shall be due and payable in full to the Administrative Agent, without demand.

Borrowers shall not make or be required to make any payments in respect of the Farmington Lease or otherwise in respect of the Farmington Bonds, except (a) to the extent that any payments in respect of the Term Loan Senior Debt or the Term Loan Subordinated Debt which are permitted to be made hereunder are allocated to the obligations of Huffy in respect thereof, (b) for payments required to be made under the terms of such Farmington Lease as in effect on the date hereof directly to the City of Farmington, Missouri, for its own account (and not for the benefit of Prudential) in an amount up to $36,000 in any year, and (c) for payments in respect of real estate and personal property taxes with the real property and Equipment subject to the Farmington Lease.

3.6 Payment of Principal.

a. Quarterly Amortization. Subject to satisfaction of the conditions with respect thereto set forth in the Intercreditor Agreement, the Company agrees to pay to the Administrative Agent for the benefit of each of the Existing Lenders on June 30, 2000 and on the last day of each September, December and March thereafter to and including March 31, 2001 an amount equal to (i) $1,000,000 times (ii) the Existing Lender's pro rata share of the Funded Pool Indebtedness then outstanding, provided, however, that if any such payment cannot be made in whole or in part because applicable minimum Excess Availability requirements described below are not satisfied, the obligation to make such payment shall be deferred until, but only until the earliest time thereafter that the payment may be made in compliance with Section 3.2 (b)(ii) of the Intercreditor Agreement. Any partial payment that can be made shall be made and shall be allocated among the Existing Lenders as provided above.

The minimum Excess Availability required to be maintained by the Company under the Congress Facility during a given quarter shall be no greater than the following:

Quarter Ending	Minimum Availability
March 31	$20,000,000
June 30	25,000,000
September 30	15,000,000
December 31	25,000,000

b. Asset Sale Proceeds. Subject to satisfaction of any applicable terms of the Congress Facility requiring that the Company maintain Excess Availability in amounts not less than those set forth in Section 3.6(a) above, the Company shall make mandatory prepayments on the Remaining Indebtedness to the Administrative Agent for the benefit of each of the Existing Lenders whenever the Company or any Subsidiary consummates an Asset Sale (including in the case of the Farmington facility, any proceeds received by Prudential exceeding the balance of the Company's direct or indirect indebtedness to Prudential) that produces Net Available Proceeds in amounts, if any, that are subject to application pursuant to section 2.6(e)(i) of the Intercreditor Agreement in the full amount of the proceeds so applied, provided, however, that if any such payment cannot be made in whole or in part because applicable minimum availability requirements under the Congress Facility as set forth in subsection a above are not satisfied, the obligation to make such payment shall be deferred until, but only until, the earliest time thereafter that the payment may be made in compliance with Section 3.2 (b)(ii) of the Intercreditor Agreement. Any partial payment that can be made shall be made and shall be allocated among the Existing Lenders as provided in subsection 3.6(c) below.

c. Allocation and Application of Payments. Each of the Existing Lenders agrees that all payments of principal made to the Administrative Agent pursuant to subsections 3.6(a) and/or 3.6(b) above shall be allocated among and applied by the Existing Lenders as follows: (i) first, such payments shall be allocated among the Existing Lenders pro rata based on the portion of the total amount of Funded Pool Indebtedness held by each Existing Lender at the time the payment is made and each Existing Lender shall apply payments received by it first to payment of the Funded Pool Indebtedness held by such Existing Lender, (ii) after all outstanding Funded Pool Indebtedness has been paid, payments will be allocated pro rata among the Existing Lenders based on the portion of the outstanding Reimbursement Obligations or participations therein, as the case may be, held by each Existing Lender and held as cash collateral to secure payment of such Reimbursement Obligations, (iii) thereafter, payments will be allocated pro rata based on the then unsatisfied portions of the Remaining Indebtedness held by each Existing Lender and will be applied by each Existing Lender to payment thereof. Prudential agrees to apply payments received by it in cash for application to its portion of the Funded Pool Indebtedness to retire or redeem the Bonds as promptly as possible under the terms, conditions and procedures applicable thereto.

d. End of Waiver Period. All Existing Indebtedness, other than that represented by the Bank One Lease and the KeyBank Lease, not previously paid shall be due and payable in full, without demand, on June 30, 2001 or earlier pursuant to Section 7 hereof.

3.7 Collateral; Priorities of Entitlement to Proceeds. The Company and certain of its Subsidiaries will grant to the Collateral Agent for the Existing Lenders (both in their respective capacities as holders of the Existing Indebtedness and the lenders of the Term Loan) perfected security interests and liens in substantially all of their respective real and personal property to secure payment of the Term Loan and the Existing Indebtedness. The proceeds of all such collateral shall be allocated and applied as follows:

a. Proceeds constituting Net Available Proceeds shall be allocated and applied in the order and manner specified in the second sentence of Section 3.6(b) above;

b. Proceeds constituting Net Available Proceeds remaining after satisfaction of the requirements of the second sentence of Section 3.6(b) above and all other proceeds of collateral received by the Existing Lenders shall be allocated and applied by the Existing Lenders as follows:

First, to payment of the expenses of the Collateral Agent and the Existing Lenders in realizing on the collateral;

Second, to payment of the Funded Pool Indebtedness, pro rata based on the respective amounts of Funded Pool Indebtedness held at the time by each of the Existing Lenders;

Third, to be held as cash collateral for the Reimbursement Obligations, pro rata based on the respective amounts of the participations in the Reimbursement Obligations held at the time be each of the Existing Lenders;

Fourth, after all Reimbursement Obligations and all Funded Pool Indebtedness have been fully and finally satisfied and discharged, to the KeyBank Lease and the Bank One Lease, pro rata based on the respective total remaining amounts of the obligations of the Company thereunder; and

Fifth, to the Company or as otherwise authorized or required by law.

3.8 Cash Collateral. If any Reimbursement Obligations are satisfied and discharged without application of any cash collateral held by the Existing Lenders in respect thereof, the cash collateral shall then be held to collateralize other Reimbursement Obligations. Any cash collateral remaining unapplied after all Reimbursement Obligations are finally satisfied shall collateralize any Remaining Indebtedness and any other secured obligations. Any cash collateral remaining after the obligations described in the preceding sentence are paid and satisfied in full shall be paid to the Company or as otherwise authorized or required by law.

3.9 Intercreditor Agreement. In connection with the establishment of the Congress Facility and the making of the Term Loan, the Existing Lenders and Congress will enter into an Intercreditor and Subordination Agreement providing, among other things, for subordination in right to payment of the Remaining Indebtedness and standstill agreements on the part of the Existing Lenders with respect to the exercise of rights and remedies in respect of the Remaining Indebtedness. No inability or delay in exercising any rights and remedies by the Existing Lenders based on any provision of the Intercreditor Agreement, or otherwise, shall be a waiver of any rights or remedies by any Existing Lender and the Company shall not acquire any rights, defenses or grounds of avoidance of any obligations due to the Existing Lenders or any of them by virtue of the Intercreditor Agreement or any failure to exercise, or delay in exercising any rights or remedies.

3.10 Certain Amendments to KeyBank Lease. It is agreed that Selco and the Company will amend the KeyBank Lease to provide (i) for an extension of the Company's purchase option thereunder through the scheduled expiration date of the term thereof and (ii) that the appraisal of the leased property to be made in connection with the exercise of the purchase option be made by an appraiser acceptable to both the lessor and the lessee.

4. Conditions to Effectiveness. The agreements of the Existing Lenders herein shall be subject to the satisfaction of the following conditions:

4.1 Closing of Congress Facility and Term Loan. The Existing Lenders shall have received copies of the documents entered into to establish the Congress Facility, including all agreements regarding fees payable by the Company in connection therewith, the Congress Facility shall have been entered into on terms acceptable to the Existing Lenders in their respective sole discretion, the Congress Facility shall have been closed, all conditions to the availability of borrowings thereunder by the Company shall have been satisfied, the Congress Paydown shall be effected and the Term Loan shall have been closed.

4.2 Execution and Delivery of Documents. Each of the following documents and/or instruments shall have been executed and delivered by the Company and each of the other parties thereto, if any, in all cases satisfactory in form and substance to each of the Existing Lenders and its counsel:

(i) this Agreement;

(ii) the agreements evidencing the Congress Facility and the Term Loan;

(iii) the Intercreditor Agreement;

(iv) one or more security agreements and mortgages or deeds of trust granting security interests and liens in all of the assets of the Company and the Subsidiaries as security for repayment of the Remaining Indebtedness;

(v) a pledge agreement with respect to all of the capital stock of all of the Subsidiaries of the Company;

(vi) a patent security agreement, in form sufficient for recording in the United States Patent and Trademark Office, and related powers of attorney with respect to all of the patents and patent applications of the Company and the Subsidiaries in form and substance satisfactory to Agent and its counsel;

(vii) a trademark security agreement, in form sufficient for recording in the United States Patent and Trademark Office, and related powers of attorney with respect to all of the trademarks and applications for trademarks of the Company and the Subsidiaries in form and substance satisfactory to Agent and its counsel;

(viii) a copyright security agreement in form sufficient for recording in the United States Copyright Office, and related powers of attorney with respect to all of the copyrights and copyright applications of each Borrower and Guarantor in form and substance satisfactory to Agent and its counsel;

(ix) [Reserved];

(x) Uniform Commercial Code financing statements;

(xi) [reserved];

(xii) Guarantees;

(xiii) [reserved];

(xiv) [reserved];

(xv) a leasehold mortgage by the Company of its interest under the Farmington Lease to Prudential; and

(xvi) an Amendment to the KeyBank Lease in form and substance satisfactory to KeyBank.

4.3 No Defaults. There shall exist no condition or event constituting a Default.

4.4 Representations and Warranties. The representations and warranties contained in Section 5 shall be true in all material respects on and as of the date of this Agreement.

4.5 Opinion of Counsel for the Company. The Existing Lenders shall have received the favorable opinion of counsel for the Company in form and substance satisfactory to each of the Existing Lenders and its counsel covering, among other things, the authority of the Company to execute and deliver this Agreement, the authority of the Company and each of the Subsidiaries to execute and deliver all of the other related documentation, the validity and enforceability of this Agreement and related loan documentation and the validity and perfection of each of the security interests granted to the Collateral Agent as security for the Remaining Indebtedness.

4.6 Corporate Proceedings. The Company shall have delivered to each of the Existing Lenders:

(i)  a copy of the certificate of incorporation of Company and each of its Subsidiaries certified by the Secretary of State of Ohio or of the state of incorporation if other than Ohio;

(ii)  certificate of good standing for Company and each of its Subsidiaries from the State of Ohio or the state of incorporation if other than Ohio;

(iii) a copy of the code of regulations of Company and each of its Subsidiaries certified by its Secretary or Assistant Secretary;

(iv) resolutions of the Board of Directors of Company and each of its Subsidiaries authorizing the execution, delivery and performance of this Agreement and all related documents or such thereof as pertain to the Subsidiary and the consummation of the transactions contemplated thereby, certified by its Secretary or Assistant Secretary; and

(v)  an incumbency certificate of Company and each of its Subsidiaries certifying the names of each of its officers and their signatures, certified by its Secretary or Assistant Secretary.

4.7 Payment of Interest, Lease Obligations and Expenses. The Company shall have paid to the Administrative Agent all of the following: (a) all interest accrued on the Existing Indebtedness through the date hereof, (b) all scheduled payments on the KeyBank Lease and the Bank One Lease due on or before the date hereof, (c) actual or estimated amounts on account of all expenses, including, without limitation, all legal, consulting and professional fees, filing and search charges, recording taxes and field examination charges and expenses, incurred by each of the Existing Lenders and/or the Agent in connection with this Agreement, the transactions referred to herein, the Existing Lenders' review and consideration of the Company's and its Subsidiaries financial situation and their request for financing, and (d) $150,000 to be held in escrow by the Administrative Agent to pay additional expenses for the kinds described in subsection (c) above incurred before or after the date hereof.

4.8 Recordation of Instruments. All UCC financing statements, mortgages and deeds of trust covering property in which the Collateral Agent has been granted a security interest or lien as security for the Remaining Indebtedness shall have been duly filed and recorded.

4.9 Other Documents. The Existing Lenders shall have received such other certificates, agreements and documents as any of them shall reasonably request relating to the properties, operations and conditions and existence of Company and each of its Subsidiaries, the corporate authority for and the validity of this Agreement and related documents and any other matters relevant hereto and thereto.

5. Representations and Warranties. The Company represents and warrants to each of the Existing Lenders, Selco and Asset Holdings (which representations and warranties shall survive the execution of this Agreement) that, on and as of the date of this Agreement:

5.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower, Guarantor and their Subsidiaries is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within the corporate powers of each Borrower and Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificate or article of incorporation, regulations, by-laws, or other organizational documentation of each Borrower or Guarantor, or any material indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound. This Agreement and the other Financing Agreements to which it is a party constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity. Borrowers and Guarantors do not have any Subsidiaries except as set forth on Schedule 5.1 hereof.

5.2 Financial Statements; No Material Adverse Change. All consolidated financial statements relating to Borrowers and Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent or Lenders have been prepared in accordance with GAAP and fairly present the consolidated financial condition and the consolidated results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein (provided, that, monthly or quarterly statements are subject to normal year end adjustments and may not contain footnotes required by GAAP). Except as disclosed in Schedule 5.2 hereto, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect, since the date of the most recent audited financial statements of Borrowers and Guarantor, furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

5.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts and Inventory are located only at the address set forth in the Security Documents and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 5.3 hereto or as to Inventory, the locations permitted under Section 6.4(d) hereof and as to Equipment, the locations permitted under Section 6.4(e) hereof, subject to the right of each Borrower and Guarantor to establish new locations in accordance with Section 6.3 hereof. Schedule 5.3 hereto correctly identifies any of such locations which are not owned by Borrowers and Guarantors and sets forth the owners and/or operators thereof.

5.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected liens and security interests in and upon the Collateral and are of first priority except as to the Revolving Loan Priority Collateral (as defined in the Intercreditor Agreement), Inventory and Instruments as to which security interests granted in the Congress Facility are of first priority (other than as to specific items of Collateral as to which the security interest of Agent is not required as of the date hereof to be perfected consisting of the Excluded Property), and subject to the liens indicated on Schedule 5.4 hereto and the other liens permitted under Section 6.9 hereof. Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 5.4 hereto or permitted under Section 6.9 hereof.

5.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Except as set forth on Schedule 5.5 hereto, each Borrower or Guarantor, as the case may be, has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws, all excise taxes and all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower and Guarantor has collected and remitted to the appropriate tax authority all excise taxes and sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which such Borrower or Guarantor owns any Inventory or owns or leases any other property.

5.6 Litigation. Except as set forth on Schedule 5.6 hereto, there is no present investigation by any Governmental Authority pending, or to the best of the knowledge of any Borrower or Guarantor threatened, against or affecting any Borrower or Guarantor or its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of the knowledge of any Borrower or Guarantor threatened, against any Borrower or Guarantor or its assets or will, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against a Borrower or Guarantor would have a Material Adverse Effect.

5.7 Compliance with Other Agreements and Applicable Laws.

a. Except as set forth in Schedule 5.7 hereto, each Borrower, Guarantor and their Subsidiaries is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound with respect to which the default or violation of which would have a Material Adverse Effect. Each Borrower, Guarantor and their Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws with respect to which the failure to comply would have a Material Adverse Effect.

b. Each Borrower, Guarantor and their Subsidiaries has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the "Permits") required for the lawful conduct of its business where the failure to obtain such Permit would have a Material Adverse Effect. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each Borrower, Guarantor and their Subsidiaries to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of each Borrower's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect.

5.8 Environmental Compliance.

a. Except as set forth on Schedule 5.8 hereto, no Borrower, Guarantor or any of their Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law where the violation would have a Material Adverse Effect, or violates any license, permit, certificate, approval or similar authorization issued to any Borrower, Guarantor or such Subsidiary thereunder where the violation thereof would have a Material Adverse Effect. Except as set forth on Schedule 5.8 hereto, the operations of each Borrower, Guarantor and their Subsidiaries comply in all respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to comply therewith or the violation thereof would have a Material Adverse Effect.

b. Except as set forth on Schedule 5.8 hereto, (i) there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or, to the best of the knowledge of any Borrower and Guarantor threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, Guarantor and their Subsidiaries which would have a Material Adverse Effect, (ii) there has not been any release, spill or discharge of any Hazardous Material on any properties of any Borrower, Guarantor or such Subsidiary, or to the best of the knowledge of any Borrower and Guarantor, releases, spills or discharges from any properties at which any Borrower, Guarantor or such Subsidiary has transported, stored or disposed of any Hazardous Materials which would have a Material Adverse Effect, and (iii) there has not been any generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter which affects any Borrower or Guarantor or its business, operations or assets in any manner which would have a Material Adverse Effect.

c. Except as set forth on Schedule 5.8 hereto, no Borrower, Guarantor or any of their Subsidiaries has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which would have a Material Adverse Effect.

d. Except as set forth on Schedule 5.8 hereto, each Borrower, Guarantor and their Subsidiaries has all licenses, certificates, approvals, similar authorizations and other Permits required to be obtained or filed in connection with the operations of such Borrower, Guarantor and Subsidiary under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations would have a Material Adverse Effect.

5.9 Employee Benefits.

a. No Borrower or Guarantor has engaged in any transaction in connection with which any Borrower or Guarantor or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by the Code, including any accumulated funding deficiency described in Section 5.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 5.9(d) hereof.

b. Except for the payment of premium obligations in the ordinary course of business consistent with the current practices of Borrowers and Guarantors, no liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower or Guarantor to be incurred with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates. Except as set forth on Schedule 5.9 hereto, there has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation, provided, that, as to the reportable events described on Schedule 5.9 hereto, each of such event referred to therein have been waived or cured pursuant to this Agreement.

c. Full payment has been made of all amounts which any Borrower or Guarantor or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 5.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 5.9(d) hereof.

d. Except as set forth in Schedule 5.9 hereto, the current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower or Guarantor that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 5.9(a) hereof and any accumulated funding deficiency described in Section 5.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

e. Except as set forth on Schedule 5.9 hereto, no Borrower, Guarantor or any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA.

5.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 5.10 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 6.18 below.

5.11 Intellectual Property. Except as set forth in Schedule 5.11 hereto, each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, each Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 5.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 5.11 hereto. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the knowledge of each Borrower and Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property. Schedule 5.11 lists all of the agreements or other arrangements of each Borrower pursuant to which such Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of each Borrower as in effect on the date hereof. As of the date hereof, such material license and other material rights are in full force and effect, no default or event of default exists with respect thereto and the Borrower party thereto is in compliance with the terms thereof in all material respects and no party thereto has sent any notice of termination or of its intention to terminate such license or rights, except as set forth on Schedule 5.11 hereto. No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except to the extent permitted under the term of the license agreements listed on Schedule 5.11 hereto.

5.12 Financial Statements.

a. None of the financial statements, reports and other information furnished or to be furnished by any Borrower or Guarantor to Agent or any Lender with respect to Huffy and its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP consistently applied (other than those unaudited financial statements and reports and other than consolidating financial statements provided to Agent which will be prepared consistent with current practices of Huffy), and all financial statements shall fairly present the consolidated and consolidating financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

b. The pro forma balance sheets and future cash flow projections attached as Schedule 5.12 for Huffy and its Subsidiaries (together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by any Borrower or Guarantor to Agent or any Lender prior to the date of this Agreement represent the reasonable, good faith opinion of Borrowers and their management as to the subject matter thereof, provided, that, such projections exclude (1) certain non-recurring reorganization and restructuring charges as described therein, including refinancing charges and professional fees incurred in connection with the transactions contemplated hereunder to the extent not amortized as prepaid interest expenses and (2) certain intercompany accounting entries affecting the intercompany balances and shareholders' equity of Washington, Huffy Service and Huffy, but not Huffy's shareholders' equity on a consolidated basis.

5.13 Disclosure.

a. The information contained in the representations and warranties of each Borrower and Guarantor set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Agent or any Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain and will not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

b. After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes a Default or which, with notice or passage of time or both would constitute a Default.

5.14 Government Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrowers and Guarantors which are in full force and effect as of the date hereof, the filing of UCC financing statements and the disclosures and filing required under applicable securities laws and by securities exchanges (which disclosures and filing have been done or shall be done in accordance with such laws).

5.15 Capitalization. All of the issued and outstanding shares of Capital Stock of Huffy Brands, Hufco-Delaware, Huffy Sports, Royce and American are directly and beneficially owned and held by Huffy and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Congress or the Agent and as permitted hereunder. All of the issued and outstanding shares of Capital Stock of Huffy Service, HCAC and Washington are beneficially owned, directly or indirectly, and held by Huffy Brands and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind except in favor of Congress or the Agent, and as permitted herein. Ninety-nine and one-half (99 1/2%) percent of all of the issued and outstanding shares of Class A common stock of Huffy Risk Management, Inc. are owned by Huffy Service, one-half (1/2%) percent of all of the issued and outstanding shares of the Class A common stock of Huffy Risk Management, Inc. are owned by Huffy and one hundred (100%) percent of all of the issued and outstanding shares of the Class B common stock of Huffy Risk Management, Inc. are owned by J.H. Marsh and McClennan.

5.16 Labor Disputes. Set forth on Schedule 5.16 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower or Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

5.17 Corporate Name; Prior Transactions. Each Borrower and Guarantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 5.17 hereto.

5.18 Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its respective Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (a) between any Borrower or Guarantor and any of its respective Subsidiaries or (b) between any Subsidiaries of any Borrower or Guarantor or (ii) the ability of any Borrower or Guarantor or any of its respective Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

5.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent or Lenders in writing.

5.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent and Lenders.

6. Affirmative and Negative Covenants. The Company agrees to observe, perform and comply with the following covenants until the Remaining Indebtedness has been fully and finally paid:

6.1 Certain Advisors. The Company shall continue to retain DSI and Paine Webber.

6.2 Maintenance of Existence. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, where the failure to preserve, renew, or keep in full force and effect any of the foregoing would have a Material Adverse Effect. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and each Borrower and Guarantor shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of such Borrower, Guarantor or such Subsidiary providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower, Guarantor or such Subsidiary as soon as it is available.

6.3 New Collateral Locations. Each Borrower and Guarantor may open any new location within the continental United States provided such Borrower or Guarantor gives Agent ten (10) days prior written notice of the intended opening of any such new location and executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect the interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral at such location, including UCC financing statements with respect to the Collateral.

6.4 Compliance with Laws, Regulations, Etc.

a. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, to comply in all respects with all laws, rules, regulations, licenses, approvals, orders and Permits applicable to it and duly observe all requirements of any Federal, State or local Governmental Authority (including the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws) in each case where the failure to so comply has or would have a Material Adverse Effect.

b. Each Borrower and Guarantor shall give both oral and written notice to Agent promptly after the receipt by any Borrower or Guarantor of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of any Environmental Law where such violation has or would have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (a) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor where such non-compliance or violation has or would have a Material Adverse Effect or (b) the release, spill or discharge, threatened or actual, of any Hazardous Material where the release, spill or discharge thereof has or would have a Material Adverse Effect or (c) any other environmental, health or safety matter involving a violation of any Environmental Law where such violation has or would have a Material Adverse Effect.

c. Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any non-compliance, or any condition which requires any action by or on behalf of Borrower or Guarantor in order to avoid any non-compliance with any Environmental Law where such non-compliance has or would have a Material Adverse Effect, Borrowers and Guarantor shall, at Agent's reasonable request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to such Agent to conduct such tests of the site where such Borrower's or Guarantor's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

d. Each Borrower and Guarantor shall indemnify and hold harmless Agent, Lenders, their directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any of the Real Property, including the costs of any repair, cleanup or other remedial work required under any Environmental Law or by any governmental authority with respect to such property of such Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans except for such losses, claims, damages, liabilities, costs or expenses as a result of the gross negligence or wilful misconduct of Agent or such Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

6.6 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Agent and Lenders acknowledge that the policies of insurance maintained by Borrowers and Guarantors as disclosed to Agent are satisfactory as of the date hereof based on the circumstances of Borrowers and Guarantors as of the date hereof. If such policies are cancelled or expire, Borrowers and Guarantors may obtain new policies from different insurance companies so long as such policies and insurance company are comparable to the insurance policies and insurance company existing on the date hereof regarding form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required after notice to Huffy, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage (other than as a result of the failure to pay premiums, and ten (10) days prior written notice to Agent of any cancellation or reduction of coverage as the result of the failure to pay premiums) and that Agent may act as attorney for each Borrower, Guarantors or such Subsidiary in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

6.7 Financial Statements and Other Information.

a. Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the businesses of Borrowers, Guarantors and their Subsidiaries (if any) in accordance with GAAP and Borrowers and Guarantors shall furnish or cause to be furnished to Agent: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements of Huffy and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of cash flow) and monthly unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss, and statements of cash flow), in each case, all in reasonable detail, fairly presenting the financial position and the results of the operations of Huffy and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Huffy, subject to normal year-end adjustments, and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Section 6.14 of this Agreement for such month, (provided, that, such monthly unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow) and unaudited consolidating financial statements (not in accordance with GAAP with regard to the treatment of intercompany liabilities) of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow), in each case all in reasonable detail, fairly presenting the financial position and the results of operations of Huffy and its Subsidiaries as of the end of and through such fiscal quarter (provided, that, such quarterly unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its subsidiaries as of the date hereof), and (iii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Huffy and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, and unaudited consolidating financial statements of Huffy and its Subsidiaries, (including in each case, balance sheets, statements of income and loss and statements of cash flow), in each case all in reasonable detail, fairly presenting the financial position and the results of the operations of Huffy and its Subsidiaries as of the end of and for such fiscal year (provided, that, such annual unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its subsidiaries as of the date hereof), together with, as to the consolidated financial statements, the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Huffy and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Huffy and its Subsidiaries as of the end of and for the fiscal year then ended. Agent acknowledges that as of the date hereof KPMG Peat Marwick is an independent accounting firm acceptable to Agent for this purpose.

b. Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral having a value of $150,000 in any one case or $250,000 in the aggregate or which would have a Material Adverse Effect and (ii) the occurrence of any Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute a Default.

c. Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

d. Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of any Borrower or Guarantor, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or Guarantor to any court or other Governmental Authority requiring a copy. In the event that Borrowers or Guarantors shall fail to promptly deliver any copies of financial statements or any reports or management letters prepared by accountants and auditors on behalf of any Borrower, Agent may request such items directly from such accountants and auditors. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of Borrowers and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by such Agent one (1) year after the same are delivered to such Agent, except as otherwise designated by Borrower to such Agent in writing.

e. Borrower and Guarantors shall deliver to the Administrative Agent copies of all reports and analyses delivered to Revolving Loan Agent, in all cases simultaneously with delivery thereof to Revolving Loan Agent.

6.8 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

a. merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

b. sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

i. sales of Inventory in the ordinary course of business;

ii. the disposition of worn-out or obsolete Equipment so long as  such sales do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any fiscal year and all proceeds are paid to Agent for application to the Obligations in such order and manner as Agent may determine;

iii. Asset Sales, to the extent not otherwise provided herein, by any Borrower or Guarantor after the date hereof to the extent consented to in writing by Agent and Lenders;

iv. sales or other dispositions by Huffy of the Equipment and Real Property of Huffy currently located at the premises of Huffy at 2055 Progress Drive, Farmington, Missouri 63640, the Equipment and Real Property of Huffy currently located at 5645 Pepper Chase Drive, Southhaven, Mississippi 38671, the Celina Property, the Real Property subject to the Farmington Lease, the Real Property subject to the Miamisburg Headquarters Lease, or the sale by Washington of the Equipment and Real Property of Washington currently located at the premises of Washington at 7130-7150 el Cajon Boulevard, San Diego, California 92115 for aggregate, cumulative sale prices not exceeding $250,000, provided, that, as to each and all such sales;

A. Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request;

B. Agent, the Required Lenders and, if applicable, the lessor of any leasehold interest being sold shall have consented thereto;

C. as of the date of such sale or other disposition and after giving effect thereto, no Default, or act, condition or event which with notice or passage of time would constitute a Default, shall exist or have occurred;

D. such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction; and

E. any and all Net Available Proceeds payable or delivered to any Borrower or Guarantor in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent, except to the extent otherwise provided in the Intercreditor Agreement, and to such extent, such amounts shall be paid to Congress.

v. the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than three (3) Business Days prior written notice of such issuance and sale, which notice shall specify the party selling such Capital Stock, the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except that such Borrower or Guarantor may pay cash dividends in respect of such Capital Stock on terms and conditions and in amounts acceptable to Agent so long as Agent shall have received, in form and substance satisfactory to Agent, an agreement in writing from the holders of such shares of Capital Stock with respect to the rights to payment and other rights of the holder of such shares, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower or Guarantor to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower or Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of any Borrower or Guarantor with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock of such Borrower or Guarantor in effect on the date hereof, and (D) as of the date of such issuance and sale and after giving effect thereto, no Default or act, condition or event which with notice or passage of time or both would constitute a Default shall exist or have occurred;

vi. the licensing by Huffy Brands of Intellectual Property owned by it to any Borrower, provided, that, as to any such license: (A) any rights of such Borrower shall be subject to the rights of Agent and Lenders in such Intellectual Property (including the rights of Agent and Lenders to use such Intellectual Property as provided in the Security Documents), (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent and Lenders with respect to such Intellectual Property, (C) such license as to any Borrower shall be consistent with the reasonable requirements of such Borrower in the ordinary course of its business and on terms no less favorable to such Borrower then such Borrower would otherwise be able to obtain from any person which is not an Affiliate (assuming for this purpose that such other person were the owner of the Intellectual Property subject to such license), (D) no Borrower shall make or be required to make any payments in cash or other immediately available funds or other property to Huffy Brands pursuant to such license arrangements and (E) all Indebtedness and other obligations of any Borrower to Huffy Brands arising in connection with such licensing arrangements shall be subject and subordinate in right of payment to the prior indefeasible payment and satisfaction in full of the Obligation;

vii. the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a stock option plan (including, without limitation, the Amended and Restated 1989 Employee Stock Option Purchase Plan which became effective as of January 1, 1999) or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock option plans or 401(k) plans which would result in a Change of Control or other Event of Default;

viii. The transfer by Huffy Brands of the Intellectual Property owned by Huffy Brands to the Borrower that licenses such Intellectual Property as of the date hereof from Huffy Brands on or about the date of a Business Unit Sale of the assets of such Borrower, so long as such Business Unit Sale has been consented to by Agent and the Intellectual Property so transferred shall remain subject to the security interest and lien of Agent (such that the security interest and lien of Agent shall continue in the Intellectual Property as so transferred and owned by such Borrower until such security interest and lien may be released pursuant to such Business Unit Sale subject to such terms and conditions as Agent may agree);

c. wind up, liquidate or dissolve; or

d. agree to do any of the foregoing.

6.9 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

a. liens and security interests of Congress for itself and the benefit of the lenders under the Congress Facility;

b. liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to any Borrower, Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

c. non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the business of any Borrower, Guarantor or such Subsidiary, as the case may be, to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

d. liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers and the precautionary UCC financing statement filings in respect thereof;

e. zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of any Borrower, Guarantor or such Subsidiary, as the case may be, as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

f. purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property arising after the date hereof to secure Indebtedness of any Borrower permitted under Section 6.10 hereof so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

g. deposits of cash with the owner or lessor of premises leased and operated by any Borrower in the ordinary course of the business of such Borrower to secure the performance by such Borrower of its obligations under the terms of the lease for such premises; and

h. liens and security interests of Term Loan Agent for itself and the benefit of Term Loan Lenders on the Collateral to secure the Indebtedness of Borrowers to the Term Loan Lenders which liens and security interests are, in all respects, subject and subordinate in priority to the liens and security interests of Congress in the Revolving Loan Priority pursuant to the Intercreditor Agreement;

i. liens and mortgages of Bank of America National Trust and Savings Association on the Real Property and Fixtures related thereto of Washington located at 7130-7150 El Cajon Boulevard, San Diego, California 92115 to secure the Indebtedness of Washington permitted under Section 6.10(d)hereof;

j. the liens and security interests set forth on Schedule 5.4 hereto.

6.10 Indebtedness. Each Borrower shall not, and shall not permit any Guarantor or Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

a. the Obligations;

b. Indebtedness arising in the ordinary course of the business of such Borrower, Guarantor or Subsidiary in connection with worker's compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof;

c. Indebtedness of Borrowers under the Congress Facility under the Term Lender Lease Debt as evidenced by the Miamisburg Headquarters Lease or Sussex Lease Agreement, and under the Pool Indebtedness as evidenced by the Restructuring Agreement, provided, that the principal amount of the Indebtedness shall not exceed $100,000,000 as to the Congress Facility, $27,134,417 as to the Pool Indebtedness and $8,422,017.74 as to the Term Lender Lease Debt, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Congress Facility and the documents evidencing the Pool Indebtedness and Term Lender Lease Debt as in effect on the date hereof;

d. Indebtedness of WIS arising pursuant to the Construction Loan Agreement, dated June 1, 1984, between WIS and Bank of America and the variable interest real estate note, dated June 1, 1984, issued by WIS payable to Bank of America to evidence such Indebtedness as each in effect on the date hereof; provided, that the principal amount of such Indebtedness shall not exceed $705,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such variable interest real estate note as in effect on the date hereof;

e. Indebtedness of Huffy evidenced by or arising under the Farmington Lease as in effect on the date hereof; provided, that the aggregate amount required to be paid by Huffy pursuant to such Lease Agreement shall not exceed the amounts permitted to be paid pursuant to Section 9.9(e) of the Congress Facility;

f. Hedging Obligations of Borrower consisting of interest rate protection obligations entered into by Borrower in the ordinary course of the business of Borrower consistent with the current practices of Borrower as of the date hereof; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, are not for speculative purposes and such Indebtedness shall be unsecured;

g. unsecured Indebtedness of any Borrower to any other Borrower on or arising after the date hereof pursuant to loans or advances by such Borrower to such other Borrower, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent under this clause (g)(i), (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) as of the date of the making of such loan and after giving effect thereto, the Borrower making such loan shall be Solvent; (iv) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, and (v) as of the date of any such loan and after giving effect thereto, the Excess Availability of the Borrower making such loan shall be not less than $15,000,000 as to loans or advances made by Huffy, $1,500,000 as to loans or advances made by Royce, $1,000,000 as to loans or advances made by Huffy Service, $100,000 as to loans or advances made by American Sports Design Company or $2,000,000 as to loans or advances made by Washington;

h. unsecured Indebtedness of any Borrower to any Guarantor or any Subsidiary of any Borrower or Guarantor (other than Borrowers) arising on or after the date hereof pursuant to loans by such Guarantor or Subsidiary thereof to such Borrower, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent,  (ii) Agent shall have received, in form and substance satisfactory to Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor or Subsidiary (as the case may be) and Borrower, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, (iv) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent under this clause (h)(iv), and (v) such Indebtedness shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

i. unsecured Indebtedness of any Guarantor to any other Guarantor arising on or after the date hereof pursuant to loans by such Guarantor to such other Guarantor, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (iii) as of the date of the making of such loan and after giving effect thereto, the Guarantor making such loan shall be Solvent;

j. Indebtedness of any Subsidiary of Huffy, other than Borrowers and Guarantors, provided, that, (i) as to any such Indebtedness Borrowers and Guarantors shall not be directly or indirectly liable (by virtue of such Borrower or Guarantor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), (ii) the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of any Borrower or Guarantor to declare a default on Indebtedness of any Borrower or Guarantor or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (iii) the aggregate amount of all of such Indebtedness shall not exceed $250,000 at any time outstanding;

k. unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof owing to any Person (other than any other Borrower or Guarantor); provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereof, (iii) such Indebtedness shall be incurred by such Borrower or Guarantor at commercially reasonable rates and terms in a bona fide arm's length transaction, (iv) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower or Guarantor, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of the Obligations and Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed, such Borrower and Guarantor, (v) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (vi) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $5,000,000, (vii) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or Lenders or any rights of Agent or Lenders as determined in good faith by Agent or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of any Borrower (taken as a whole) as in effect on the date hereof, (viii) Borrowers shall be in compliance with Section 6.09 hereof after giving effect to such Indebtedness on a pro forma basis, (ix) such Borrower or Guarantor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, except as consented to in writing by Agent, (x) such Borrower or Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (xi) Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower and Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

l. unsecured Indebtedness of any Borrower to any senior management employees of such Borrower and unsecured Indebtedness of any Borrower to any non-senior management of such Borrower arising pursuant to the severance policies of such Borrower, in each case in connection with a proposed Business Unit Sale with respect to the Borrower by whom such employees are employed, provided, that, (i) promptly upon Agent's request, Borrowers shall provide to Agent a copy of such severance policies and retention agreements and the terms of such arrangements and other information with respect thereto as may be requested by Agent, (ii) the amounts which such Borrower is obligated to pay pursuant to such severance obligations and retention agreements shall only be payable to the employees upon the effectiveness of the Business Unit Sale with respect to the Borrower by whom the employees are employed, and (iii) the aggregate amount that Borrowers and Guarantors shall be required to pay (contingent or otherwise) pursuant to all such arrangements in connection with any Business Unit Sale, together with the amount of all loans made to such employees permitted under Section 7.04(n) hereof, shall not exceed the amount allowed for such obligations set forth in Section 1.28(e) of the Intercreditor Agreement to be paid from the Net Available Proceeds from such Business Unit Sale;

m. Indebtedness existing as of the date hereof set forth on Schedule 6.10 hereto, provided, that, (i) the Borrower obligated in respect of such Indebtedness or Guarantor (as the case may be) may only make regularly scheduled payments or mandatory prepayments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower or Guarantor shall not, directly or indirectly, amend, modify, alter or change the terms of the agreements, documents and instruments entered into in connection therewith, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, (iii) such Borrower or Guarantor shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) such Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

6.11 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or hold any cash or Cash Equivalents. or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

a. guarantees by any Borrower or Guarantor of the Obligations in favor of Agent and Lenders;

b. the endorsement of instruments for collection or deposit in the ordinary course of business;

c. investments in cash or Cash Equivalents so long as there are no Loans outstanding and such investments are pledged and delivered to Agent upon Agent's request;

d. the existing equity investments of each Borrower and Guarantor as of the date hereof in its respective Subsidiaries as of the date hereof;

e. stock or obligations issued to a Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

f. obligations or account debtors to a Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Agent, for itself and the ratable benefit of Lenders, by such Borrower and promptly delivered to Agent as so endorsed;

g. loans and advances by any Borrower, Guarantor or any Subsidiary to employees of such Borrower, Guarantor or Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower, Guarantor or Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

h. the existing equity investment of Washington in WIS Brasil Boucinhas Campos Inventory Service Ltda., a Brazilian corporation based in Sao Paulo, Brazil, of which Washington owns fifty-one (51%) percent of all of the issued and outstanding shares of Capital Stock and the existing equity investment of Washington in Japan Asset Inventory Co. Ltd., a Japanese corporation, of which Washington owns twenty (20%) percent of all of the issued and outstanding shares of Capital Stock, provided, that, in no event shall any Borrower or Guarantor have any obligation or liability, direct or indirect, to make any further capital or other contributions or payments in respect of such corporations or have any obligation or liability in connection with such corporations;

i. the Farmington Bond Guarantee by Huffy in favor of Prudential with respect to the obligations of the City of Farmington, Missouri evidenced by the Farmington Bonds as in effect on the date hereof;

j. loans by any Borrower to any other Borrower to the extent the Indebtedness of such Borrower arising pursuant to such loans are permitted under Section 6.10(g) hereof;

k. loans by any Guarantor or any Subsidiary of any Guarantor to any Borrower to the extent the Indebtedness of such Borrower to such Guarantor (or Subsidiary) arising pursuant to such loans is permitted under Section 6.10(h) hereof;

l. loans by any Guarantor to any other Guarantor to the extent the Indebtedness of such Guarantor to such Borrower arising pursuant to such loans is permitted under Section 6.10(i) hereof;

m. unsecured guarantees by any Borrower, Guarantor or any of their respective Subsidiaries of the obligations of any Borrower, Guarantor or other Subsidiary of any Borrower or Guarantor to any third party with respect to leases of real property or personal property in the ordinary course of business and other such unsecured guarantees, provided, that, (i) the aggregate amount of the liability of all Borrowers pursuant to such other unsecured guarantees shall not exceed $250,000 in the aggregate and (ii) as to all such guarantees, no Borrower shall guarantee any obligations of any Subsidiary of any Borrower or Guarantor which is not a Borrower or Guarantor;

n. loans by any Borrower to senior management employees of such Borrower in connection with a proposed Business Unit Sale of the assets or Capital Stock of such Borrower, provided, that, (i) promptly upon Agent's request, Borrowers shall provide to Agent a copy or the original of all agreements evidencing or relating to such arrangements, including the original of any note evidencing the Indebtedness arising pursuant to such loans, and such other information with respect thereto as Agent may request, and (ii) the aggregate amount of such loans, together with the amounts which Borrowers may be required to pay (whether contingent upon a Business Unit Sale or otherwise) pursuant to the severance arrangements and retention agreements permitted under Section 6.10(l) hereof, shall not exceed the amount allowed for such obligations set forth in Section 1.28(e) of the Intercreditor Agreement to be paid for from the Net Available Proceeds from such Business Unit Sale;

o. the existing loans, advances and guarantees by any Borrower and Guarantor outstanding as of the date hereof as set forth on Schedule 6.11 hereto; provided, that, as to such loans, advances and guarantees, (i) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

6.12 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except that (a) any Subsidiary of a Borrower may pay dividends to such Borrower; (b) any Borrower or Guarantor may pay dividends to the extent permitted in Section 6.13 below; (c) any Borrower, Guarantor or any of their respective Subsidiaries may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000; and (d) Huffy may, on the date hereof, fund a dividend, in respect of common stock of Huffy which had been declared but not paid as of July, 1999, provided, that, (i) such dividend shall be funded on the date hereof and (ii) the aggregate amount of all payments in respect of such dividend shall not exceed $860,000.

6.13 Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

a. purchase, acquire or lease any property from, or sell, transfer or lease any property to, or render or obtain any services to or from, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's, Guarantor's or Subsidiary's (as the case may be) business and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subsidiary than it would obtain in a comparable arm's length transaction with a person who is not an Affiliate; or

b. make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower, Guarantor or Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Borrower to any other Borrower in respect of Indebtedness arising pursuant to loans made by such Borrower or Guarantor to the extent such Indebtedness permitted under Section 6.10 hereof, and (iii) payments by a Borrower or Guarantor to Huffy for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Huffy on behalf of the other Borrowers or Guarantor in the ordinary course of their respective businesses or as the same may be directly attributable to the other Borrowers or Guarantors and (iv) payments by a Borrower in respect of severance arrangements and retention agreements with senior management employees permitted under Section 6.9 hereof in connection with a proposed Business Unit Sale upon the effectiveness of the transfer of assets to such Business Unit Sale, subject to the limitation on the amount of such payments set forth in Section 6.9 hereof.

6.14 Minimum EBITDA.

(a) The EBITDA of Huffy for each fiscal month in the year 2000 shall be not less than the amount for such month calculated as follows: (i) the sum of the EBITDA of the business units of Huffy for such month set forth on Schedule 6.14 hereof (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) minus (ii) the greater of (A) the amount equal to forty (40%) percent multiplied by the sum of the EBITDA of the business units of Huffy for such month set forth on Schedule 6.14 hereof (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) or (B) $750,000. The EBITDA used for the purpose of the foregoing calculations shall be the amount designated on Schedule 6.14 as the line item "EBITDA per November 17, 1999 Projections" for each of the Huffy business units.

(b) The EBITDA of Huffy for each fiscal quarter in the year 2000 shall be not less than the amount for such quarter calculated as follows: (i) the sum of the EBITDA of the business units of Huffy for each month as set forth on Schedule 6.14 hereto (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) of the three (3) months in such fiscal quarter multiplied by (ii) eighty (80%) percent.

(c) Huffy shall deliver to Agent not later than December 1, 2000 detailed projections in form substantially consistent with the projections set forth on Schedule 6.7 hereto (and otherwise in a manner consistent with such projections except as Agent may otherwise specifically agree) and containing such information with respect thereto as Agent may reasonably require. Such projections are referred to herein as the "2001 Projections." The 2001 Projections, together with the summaries of assumptions and projections based on historical performance with respect thereto, furnished by Huffy to Agent shall represent the reasonable, good faith opinion of Huffy and its management as to the subject matter thereof and shall be based on assumptions which are reasonable under the circumstances at the time.

(d) The EBITDA of Huffy for each fiscal month in the year 2001 shall be not less than the greater of: (i) the amount equal to the EBITDA of Huffy required to be maintained in the corresponding month in the year 2000 calculated as provided in Section 6.14(a) above or (ii) the amount for such month calculated as follows: (A) the sum of the EBITDA of the business units of Huffy for such month set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) minus (B) the greater of (1) the amount equal to forty (40%) percent multiplied by the sum of the EBITDA of the business units of Huffy for such month set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) or (2) $750,000.

(e) The EBITDA of Huffy for each fiscal quarter in the year 2001 shall be not less than the greater of: (i) the amount equal to the EBITDA of Huffy required to be maintained in the corresponding quarter in the year 2000 calculated as provided in Section 6.14(b) above or (ii) the amount for such quarter calculated as follows: (A) the sum of EBITDA of the business units of Huffy for each month as set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) for the three (3) months in such fiscal quarter multiplied by (B) eighty (80%) percent.

6.15 Changes in Business. Each Borrower, Guarantor and their Subsidiaries shall not engage in any business other than the businesses of such Borrower, Guarantor or Subsidiary on the date hereof and any businesses reasonably related, ancillary or complimentary to the businesses in which such Borrower, Guarantor or Subsidiary are engaged on the date hereof.

6.16 Sale and Leasebacks. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, Guarantor or Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of capital leases permitted under Section 6.10 hereof).

6.17 Compliance with ERISA.

a. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, with respect to any "employee benefit plans" maintained by any Borrower or Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower, Guarantor or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event (except as disclosed in Schedule 5.9 hereof, but subject to the representation with respect thereto set forth in Section 5.9 hereof) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

b. As used in this Section 6.17, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

6.18 Identification of Bank Accounts. Each Borrower and Guarantor shall identify promptly, in writing to the Administrative Agent, all deposit accounts, investment accounts or any other accounts with any bank or financial institution in addition to those accounts set forth in Schedule 5.10 hereof.

6.19 End of Fiscal Years; Fiscal Quarters. Huffy shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on or around March 31, June 30, September 30 and December 31 of each year.

6.20 Capital Expenditures. Huffy and its Subsidiaries shall not, directly or indirectly, make any Capital Expenditures in excess of $7,500,000 in any fiscal year.

6.21 Year 2000 Compliance. Each Borrower and Guarantor shall take all action which may be required so that its computer-based information systems, including, without limitation, all of its proprietary computer hardware and software (and whether supplied by others or with which Borrowers' or Guarantors' systems interface) are able to operate effectively and correctly process data using dates on or after January 1, 2000. Compliance with the foregoing shall mean that the systems will operate and correctly process data without human intervention such that (a)  there is correct century recognition, (b) calculations properly accommodate same century and multi-century formulas and date values,  and (c) all leap years shall be calculated correctly. Upon Agent's request, Borrowers and Guarantors shall certify to Agent in writing that its information systems have been modified, updated and programmed as required by this Section, provided, that, Borrowers and Guarantors have received any certification from Agent and Lenders required in order for Borrowers and Guarantors to provide such certification to Agent. On and after January 1, 2000, the computer-based information systems of Borrowers and Guarantors shall be, and with ordinary course upgrading and maintenance, will continue to be sufficient to permit Borrowers and Guarantors to conduct their businesses without any adverse effect as a result of the year 2000.

6.22 Costs and Expenses. Each Borrower and Guarantor shall pay to Agent, for itself and the benefit of Lenders, all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the rights of Agent and Lenders, in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, for the ratable benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent or any Lender during the course of periodic field examinations of the Collateral and any Borrower's or Guarantor's operations, plus a per diem charge at the rate of $800 per person per day for Agent's or any Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

6.23 Further Assurances. At the request of Agent or any Lender at any time and from time to time, each Borrower and Guarantor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Huffy representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such a request, Agent and Lenders may, at the option of Agent, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate. Where permitted by law, each Borrower hereby authorizes Agent to execute and file one or more UCC financing statements signed only by Agent.

7. Defaults and Remedies. Each of the following events shall constitute a "Default" under this Agreement:

7.1 Principal Default. Default shall be made in the payment of any principal of the Remaining Indebtedness required to be made by the terms of this Agreement when and as the same shall become due and payable; or

7.2 Interest or Lease Payment Default. Default shall be made in the payment of any interest on or with respect to the Remaining Indebtedness required to be made by the terms of this Agreement or in the payment of any scheduled payment under the KeyBank Lease or the Bank One Lease, in all cases when the same shall become due and payable; or

7.3 Other Defaults. Default shall be made in the payment by Company of any other amount when and as the same shall become due and payable under the terms of this Agreement or any agreement relating to the Term Loan or the Company shall fail to observe, perform and comply with any agreement or covenant on the part of the Company set forth herein or in any related document (except Section 6.14 hereof) and such default shall continue for five (5) consecutive calendar days; in the case of Section 6.14, a Default shall occur at the end of the tenth Business Day after the due date of the first financial statements required to be delivered under Section 6.7(a) with respect to any month or quarter for which the requirements of Section 6.14 are not satisfied; or

7.4 Representation and Warranty. Any representation or warranty made by Company under this Agreement, any related document, or in any certificate, report, instrument, financial statement or other document furnished pursuant to this Agreement or any other such document shall prove to have been false or incorrect in any material respect as of the date on which made; or

7.5 Cross Default; Cross Acceleration. Any default or event of default shall have occurred and be continuing under any agreement evidencing the Congress Facility and/or the Term Loan Agreement and/or Congress shall have terminated or reduced its commitment (other than as a result of a Business Unit Sale as provided under Section 1.35 of the Intercreditor Agreement) under the Congress Facility and/or accelerated the indebtedness outstanding under the Congress Facility and/or the Existing Lenders shall have accelerated the maturity of the Term Loan.

7.6 Loss of Material Customers. Any customer of the Huffy Bicycle Company Division of Huffy, Royce and American (taken as a whole), the Huffy Sports Company Division of Huffy, Huffy Service or Washington which accounts for more than ten (10%) percent or more of the revenues of the Huffy Bicycle Company Division of Huffy, Huffy Service or Washington, as the case may be, as set forth in the November 17, 1999 projections provided by Huffy to Agent prior to the date hereof for its fiscal year ending December 31, 2000 shall terminate its arrangements with such Borrower or shall cease purchasing Inventory or obtaining services from such Borrower or shall terminate or cancel all or any substantial portion of its orders or contracts and ten (10) Business Days shall have passed after such event.

7.7 Financial Difficulties. Any of the following events evidencing the financial difficulties of Company or any of its Subsidiaries shall occur:

(i)  any admission in writing of inability to pay debts as they become due or the failure to pay debts generally as such debts become due; or

(ii)  the entry of an order for relief in the name of Company or any Subsidiary under Title 11, United States Code (the "Bankruptcy Code") or similar provisions of foreign law; or

(iii)  Company or any Subsidiary shall make an assignment for the benefit of creditors; or

(iv)  Company or any Subsidiary shall consent to the appointment of a trustee or receiver for all or a major part of its property; or

(v)  the commencement of a case by Company or any Subsidiary under the Bankruptcy Code or similar provisions of foreign law; or

(vi)  the commencement of a case under the Bankruptcy Code or similar provisions of foreign law against Company or any Subsidiary, which case shall not be dismissed within 60 days from the date of commencement; or

(vii)  the entry of a court order appointing a receiver or a trustee for all or a major part of Company's or any Subsidiary's property without consent, which order shall not be vacated, denied, set aside, or stayed within 60 calendar days from the date of entry; or

(viii)  Any material asset(s) of Company or any Subsidiary are the subject of any levy, execution, seizure, impoundment, attachment or other judicial or governmental process relating to the enforcement of any judgment or court order for the payment of money or any assets that are necessary to the operation of the business of Company or any Subsidiary are seized, expropriated, condemned, impounded or subject to any governmental order or process that prevents the use and operation thereof by Company or any Subsidiary or impairs the rights of Company or any Subsidiary therein, and any one or more such events cause at any time a Material Adverse Effect on Company or any Subsidiary.

7.8 Judgments. Entry of a final judgment (a final judgment being one from which all available appeals have been exhausted or the time for taking such appeal has lapsed or enforcement of which is not at any time subject to a stay) against Company and/or any Subsidiary in excess of $1,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $1,000,000; or

7.9 Restraint on Business. Any court or administrative or regulatory agency shall have issued an injunction or order that materially restricts or enjoins Company and/or any of its Subsidiaries from conducting any material part of its business as now conducted and that has or would cause a material adverse effect in, on or relating to the business, properties, results of operations or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole that results in a material impairment of the ability of Company to perform any of its obligations under this Agreement or any document or agreement referred to herein to which it is a party.

7.10 Material Adverse Effect. There shall be an act, condition or event which has a Material Adverse Effect after the date hereof; or

7.11 Change of Control. Any Change of Control shall occur.

Subject to the terms of the Intercreditor Agreement, if there shall occur any Default set forth above, any Existing Lender(s) then holding 66.67 percent or more of the Pool Indebtedness, by written notice to Company, may declare the unpaid principal of and accrued interest on all Remaining Indebtedness to be immediately due and payable, whereupon the Remaining Indebtedness shall become due and payable without any further notice, presentment, or demand of any kind, all of which are hereby expressly waived by Company. If there shall occur any Default set forth in Sections 7.7(ii), (vi) or (vii) above, all Remaining Indebtedness shall automatically become and be immediately due and payable, without notice, presentment, or demand of any kind, all of which are hereby expressly waived by Company.

Upon the expiration or termination of the waiver period provided for in Section 3.2 and at all times thereafter, the Existing Lenders and/or their Collateral Agent shall have all the rights and remedies provided for in the agreements and instruments evidencing the Existing Indebtedness, in this Agreement and/or any of the collateral documents executed in connection with this Agreement and/or as secured parties at law and/or in equity.

Subject to the terms of the Intercreditor Agreement, upon the occurrence of a Default and at all times thereafter, Asset Holdings and Selco shall have the respective rights and remedies provided for under the Bank One Lease and the KeyBank Lease, respectively, this Agreement, at law and/or in equity.

The rights and remedies of the Existing Lenders, Asset Holdings and Selco shall be cumulative and not exclusive and the Existing Lenders, Asset Holdings and Selco shall have the right to exercise any one or more of such remedies and/or such other rights and remedies as may be available to them at law or in equity at any time and from time to time without prejudice to the rights of the Existing Lenders, Asset Holdings and Selco to exercise any other rights and/or remedies at any time. Notwithstanding anything contained herein to the contrary, Agent and Lender will not seek a cognovit judgment any earlier than ten (10) days after notice of acceleration is given by Agent to Borrower under this Section.

8. Miscellaneous.

8.1 Payment of Expenses. Company will reimburse each of the Existing Lenders for any out-of-pocket expenses incurred by any or all of them in connection with the preparation, review, closing, administration, interpretation or enforcement of this Agreement and the other documents executed in connection herewith, and the transactions contemplated thereby, including, without limitation, all field examination charges and expenses and all legal (including the allocated costs of in-house counsel), consulting and professional fees. Company shall at all times protect, indemnify, defend and save harmless the Existing Lenders, their officers, directors, employees and agents from and against any and all claims, actions, suits and other legal proceedings and liabilities, damages, costs, interest, charges, taxes, counsel fees and other expenses and penalties which the Existing Lenders may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby (including, without limitation, in respect of any claim for brokerage or other fees or commissions relating to the transactions provided for in this Agreement), except by reason of the gross negligence or willful misconduct of the Existing Lenders. The obligations imposed upon Company by this Section 8.1 shall survive the payment of the Remaining Indebtedness for a period of three years.

8.2 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any of the Remaining Indebtedness is outstanding and unpaid.

8.3 Entire Agreement; Amendment. This Agreement, including all exhibits hereto, embodies the entire agreement and understanding among the Company and the Existing Lenders regarding its subject matter and supersedes all other prior proposals, negotiations, agreements and understandings relating to the subject matter hereof. The Company and the Existing Lenders may enter into further and additional written agreements to amend or supplement this Agreement and the terms and provisions of such further and additional written agreements shall be deemed a part of this Agreement as though incorporated herein. The agreement of Company and Existing Lenders holding at the time at least 66.67 percent of the outstanding amount of the Remaining Indebtedness shall be sufficient to authorize and make effective any amendments to this Agreement, except for amendments to any provisions relating to collateral, interest on and the amounts and timing of repayment of the Remaining Indebtedness, the order of application or division of proceeds or payments and/or any of the provisions of this Section 8.3, which shall require the agreement of Company and all of the Existing Lenders. Any amendment fees shall be shared by the Existing Lenders pro rata based on the respective portions of the total amount of the Remaining Indebtedness held by each Existing Lender at the time of any such amendment. Company hereby agree that it shall have no rights of any kind in respect of any agreements, documents, or instrument governing matters between or among the Existing Lenders and any other creditors.

8.4 Parties in Interest. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not and, in particular, shall inure to the benefit of and be enforceable by any holder of the Remaining Indebtedness. Company shall not assign its rights under this Agreement without the prior written consent of the Existing Lenders. The Existing Lenders, without the prior written consent of Company, may assign, or sell participations in the Remaining Indebtedness and their respective related rights under this Agreement. No person or entity not a party to this Agreement shall be a third-party beneficiary or have any rights hereunder in respect hereof.

8.5 Set-off Provisions. As security for the due payment and performance of all the Remaining Indebtedness, Company hereby grants to the Existing Lenders, Asset Holdings and Selco a lien on and security interest in any and all deposits or other sums at any time credited by or due from such party to Company, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of Company, and the proceeds thereof, now or hereinafter held or received by or in transit to the Existing Lenders, Asset Holdings and Selco from or for Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Default be set-off, appropriated and applied by the Existing Lenders, Asset Holdings and Selco against any of the Remaining Indebtedness, whether or not any of such Remaining Indebtedness is then due or is secured by any collateral, or, if it is so secured, whether or not the collateral held by the Existing Lenders, Asset Holdings and Selco is considered to be adequate. In the event any Existing Lender, Asset Holdings and Selco realizes any amount of money or property as a result of exercising the rights provided for in this Section 8.5, such money or property shall be treated as proceeds of collateral and shall be shared with the other Existing Lenders in the same proportions as proceeds of collateral are distributed between or among the Existing Lenders and any Existing Lender receiving any such money or property shall promptly pay over to the other Existing Lender or Existing Lenders such amount of money or grant such interest(s) in such property as shall be necessary to give effect to the foregoing.

8.6 Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

8.7 Consent to Jurisdiction. Company agrees that any action or proceeding to enforce or arising out of this Agreement, may be commenced in the Court of Common Pleas for either Cuyahoga County, Ohio or in the District Court of the United States for the Northern District of Ohio, and Company waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction over Company if served to Company at Company's Location or as otherwise provided by the laws of the State of Ohio or the United States.

8.8 Severability of Provisions. If any provision, term, or portion, of this Agreement, (including, without limitation, (a) any indebtedness, obligation, liability, contract, agreement, indenture, warranty, covenant, guaranty, representation, or condition of this Agreement made, assumed, or entered into, (b) any act of action taken under this Agreement, or (c) any application of this Agreement) is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other such provision, term, or portion of this Agreement, each of which shall be construed and enforced as if such illegal or invalid provision, term, or portion were not contained in this Agreement. Any illegality or invalidity of any application of this Agreement shall not affect any legal and valid application of this Agreement, and each provision, term, and portion of this Agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law. In the event any of the provisions herein relating to interest and/or fees violate any usury law applicable to any one or more Existing Lenders, any such Existing Lender(s) shall refund to the Company all amounts received by such Existing Lender(s) in excess of the applicable usury limit and the provisions hereof shall be deemed modified as to such Existing Lender(s) only so as to adjust the interest and fees payable to such Existing Lender(s) to the maximum rates or amounts that may lawfully be contracted for or paid by the Company to such Existing Lender(s).

8.9 Waiver of Counterclaims. Each and every right granted to the Existing Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any of the Existing Lenders to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of Company's indebtedness shall be without regard to any counterclaim or right of offset which Company may have against the Existing Lenders and without regard to any other obligation of any nature whatsoever which the Existing Lenders may have to Company, and no such counterclaim (other than compulsory counterclaims) or offset shall be asserted by Company in any action, suit or proceeding instituted by the Existing Lenders for payment or performance of Company's indebtedness.

8.10 Governing Law. This Agreement is a contract made under the laws of the State of Ohio and shall be construed and enforced in accordance with and governed by Ohio law, without giving effect to the principles of conflicts of law in effect under Ohio law.

9. JURY TRIAL WAIVER

THE COMPANY, THE EXISTING LENDERS, ASSET HOLDINGS AND SELCO EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE COMPANY, AND ANY OF THE EXISTING LENDERS, ASSET HOLDINGS AND/OR SELCO ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT, ANY RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH ANY DOCUMENTS OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

KEYBANK NATIONAL ASSOCIATION

By: /s/Arthur E. Cutler

Title: Vice President

BANK OF AMERICA, N.A.

By: /s/H. G. Wheelock

Title: Managing Director

NATIONAL CITY BANK

By: /s/Neal R. Ratliff

Title: Vice President

ASSET HOLDINGS COMPANY VI, LLC

By: /s/J. Ralph Parker

Title: Vice President

HUFFY CORPORATION

By: /s/Robert W. Lafferty

Title: Chief Financial Officer

BANK ONE, N.A.

By: /s/J. Ralph Parker

Title: Vice President

FIFTH THIRD BANK, WESTERN OHIO

By: /s/Dan Turben

Title: Vice President

THE PRUDENTIAL INSURANCE

COMPANY OF AMERICA

By: /s/Gwendolyn S. Foster

Title: Vice President

SELCO SERVICE CORPORATION

By: /s/Arthur E. Cutler

Title: Authorized Signatory